UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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MGIC Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGIC Investment Corporation

March 22, 2019

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held at 4:00 p.m. on Wednesday, April 24, 2019, at our headquarters in Milwaukee, Wisconsin.

At our meeting, we will ask shareholders to vote on the following matters:

Notice of 2019 Annual Meeting and Proxy Statement
•    election of twelve directors,
•    an advisory vote to approve our executive compensation,
•    ratification of PricewaterhouseCoopers LLP's appointment as our independent registered public accounting firm for 2019, and
•    any other matters that properly come before the meeting.

We will also report on our business, which in 2018, produced exceptional financial results. Our results are described in this Proxy Statement and in our Annual Report to Shareholders.

2018 Annual Report to Shareholders
Your vote is important. Even if you plan to attend the meeting, we encourage you to vote as soon as possible. You may vote by telephone, online or by mail. Please read our Proxy Statement for more information about our meeting and the voting process.

Patrick Sinks President and Chief Executive Officer

IMPORTANT VOTING INFORMATION

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, you will have received a voting instruction form from that nominee containing instructions that you must follow in order for your shares to be voted. If you do not transmit your voting instructions before the Annual Meeting, your nominee can vote on your behalf only on the matter considered to be routine, which is the ratification of the appointment of our independent registered public accounting firm.

The election of directors and advisory vote to approve our executive compensation are NOT considered routine. Your nominee is not permitted to vote on your behalf on such matters unless you provide specific instructions by following the instructions from your nominee about voting your shares. For your vote to be counted on such matters, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of MGIC Investment Corporation and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder in MGIC Investment Corporation.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other nominee through which you hold your shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact our Investor Relations personnel at (414) 347-6480.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2019
Our Proxy Statement and 2018 Annual Report to Shareholders are available at http://mtg.mgic.com/financial-information/annual-reports. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via telephone, online, or by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. No postage is required if your proxy card or voting instruction form is mailed in the United States. If you attend the meeting and are a holder of record entitled to vote, you may vote in person, even if you have previously voted by telephone, online or by mailing your proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

MGIC INVESTMENT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of MGIC Investment Corporation will be held at 270 East Kilbourn Avenue in Milwaukee, Wisconsin, on April 24, 2019, at 4:00 p.m., to vote on the following matters:

(1)	Election of the twelve directors named in the Proxy Statement, each for a term ending at the Annual Meeting in 2020;

(2)    An advisory vote to approve our executive compensation;

(3)	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

(4)    Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 7, 2019, will be entitled to vote at the Annual Meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors

Paula C. Maggio, Secretary
March 22, 2019

YOUR VOTE IS IMPORTANT PLEASE PROMPTLY VOTE VIA TELEPHONE, ONLINE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM

PROXY SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information you should consider. Please review the Company’s complete Proxy Statement before voting. Please refer to our Glossary of Terms and Acronyms in Appendix A to this Proxy Statement for definitions of certain capitalized terms.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Matter	More Information	Board Vote Recommendation
1	Election of Twelve Director Nominees	Page 24	FOR each Director Nominee
2	Advisory Vote on Executive Compensation	Page 27	FOR
3	Ratification of Independent Registered Public Accounting Firm	Page 61	FOR

BUSINESS HIGHLIGHTS

Through our subsidiary, Mortgage Guaranty Insurance Corporation ("MGIC"), we are a leading provider of mortgage insurance to lenders throughout the United States and to Fannie Mae and Freddie Mac (the “GSEs”). In 2018, our total revenues were $1.1 billion and as of December 31, 2018, our direct primary insurance in force, an important driver of our future revenues, was $209.7 billion. In 2018, the Company continued to deliver outstanding results for its shareholders as shown by the financial metrics below. These metrics, among others, were considered when determining the 2018 bonuses of our NEOs.

Adjusted Net Operating Income
per Diluted Share(1)

New Insurance Written(2)

(1)
Adjusted Net Operating Income per Diluted Share is a non-GAAP measure of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

(2)	New insurance written refers to direct new insurance written (before the effects of reinsurance).

MGIC Investment Corporation – 2019 Proxy Statement │ 1

PROXY SUMMARY

In 2018, the Company also achieved favorable results against various business objectives, including those listed below.

Business Objective		Results
Capital Position - Manage and deploy capital to optimize creation of shareholder value.	»
Executed a $318 million insurance linked note transaction, which allows the Company to better manage its risk profile and provides a new source of capital.
Increased dividends from MGIC to our holding company from $140 million in 2017 to $220 million in 2018.
Initiated ratings from A.M. Best and received an A- rating.
Executed $175 million in share repurchases for more than 4% of our common stock outstanding.

Role in Housing Finance Industry - Preserve and expand the role of the Company and private mortgage insurance in housing finance policy.	»	Held leadership roles in key trade associations. Continued to enhance the reputation of the Company and the industry relative to changing housing finance policy and a broader role for PMI.

2 │ MGIC Investment Corporation – 2019 Proxy Statement

PROXY SUMMARY

OUR BOARD NOMINEES

Name	Age(1)	Director Since	Primary Occupation	Independent	Committee Memberships
Daniel A. Arrigoni	68	2013	Former President and CEO of U.S. Bank Home Mortgage Corp.	✓	• Audit • Risk Management
Cassandra C. Carr	74	2013	Consultant; Former Global Vice Chair of Talent at Hill+Knowlton Strategies	✓	• MDNG * • Risk Management
C. Edward Chaplin	62	2014	Corporate Director; Former President and CFO of MBIA Inc.	✓	• Risk Management • Securities Investment
Curt S. Culver	66	1999	Chairman of the Board Former CEO of MGIC Investment Corp.		• Executive
Timothy A. Holt ª	65	2012	Corporate Director; Former SVP and Chief Investment Officer of Aetna, Inc.	✓	• Audit • Securities Investment (C)
Kenneth M. Jastrow, II	71	1994	Lead Independent Director Corporate Director and Private Investor; Former Chairman & CEO of Temple-Inland Inc.	✓	• Executive • MDNG * (C)
Jodeen A. Kozlak	55	2018	Founder and CEO of Kozlak Capital Partners, LLC. Former Global SVP of Human Resources of Alibaba Group	✓	• MDNG * • Securities Investment
Michael E. Lehman ª	68	2001	Special Advisor to the Chancellor of the University of Wisconsin; Former EVP and CFO of Sun Microsystems, Inc.	✓	• Audit (C) • MDNG *
Melissa B. Lora ª	56	2018	Corporate Director; Former President of Taco Bell International	✓	• Audit • Risk Management
Gary A. Poliner	65	2013	Corporate Director; Former President of The Northwestern Mutual Life Insurance Company	✓	• Audit • Risk Management (C) • Securities Investment
Patrick Sinks	62	2014	CEO of MGIC Investment Corp.		• Executive (C)
Mark M. Zandi	59	2010	Chief Economist of Moody's Analytics, Inc.	✓	• Risk Management
ª =	Audit Committee Financial Expert
* =	Management Development, Nominating and Governance Committee
C =	Committee Chair
(1)	As of March 1, 2019

MGIC Investment Corporation – 2019 Proxy Statement │ 3

PROXY SUMMARY

COMPENSATION HIGHLIGHTS

Pay Mix. A large percentage (88.2%) of our CEO's 2018 total direct compensation is at-risk, performance-based compensation.

CEO 2018 Pay Mix (% of TDC)
At-Risk Performance-Based Pay: 88.2%

Recent Changes. At our 2016, 2017 and 2018 Annual Meetings, 99% of the Say on Pay votes cast were in support of the compensation of our NEOs. We view these voting results as confirmation of shareholder support of our executive compensation program and made few changes for 2018. However, in response to feedback from an advisor to certain of our shareholders, we reduced the number of metrics used to determine the 2018 bonuses of our NEOs to five from ten in 2017. For more information about this change, see "Components of our Executive Compensation Program – Annual Bonus" in our CD&A.

4 │ MGIC Investment Corporation – 2019 Proxy Statement

MGIC Investment Corporation P.O. Box 488 MGIC Plaza, 270 East Kilbourn Avenue Milwaukee, WI 53201

PROXY STATEMENT

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 4:00 p.m., Wednesday, April 24, 2019, at 270 East Kilbourn Avenue, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. In this Proxy Statement we sometimes refer to MGIC Investment Corporation as “the Company,” “we” or “us.” This Proxy Statement and the enclosed form of proxy are being mailed to shareholders beginning on March 22, 2019. If you have any questions about attending our Annual Meeting, you can call our Investor Relations personnel at (414) 347-6480.

ABOUT THE MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act on the matters outlined in our notice of meeting preceding the Table of Contents, including election of the twelve directors named in the Proxy Statement, an advisory vote to approve our executive compensation, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019, and any other matters that properly come before the meeting. In addition, management will report on our performance during the last year and, after the meeting, respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 7, 2019, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. For each share of Common Stock for which you were shareholder of record on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 355,925,173 shares of Common Stock were entitled to vote.

What is a proxy?

A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

“Street Name” Holders: If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker, bank or nominee has enclosed or provided a voting instruction form for you to use to direct the broker, bank or nominee how to vote your shares. Certain of these institutions offer telephone and online voting.

MGIC Investment Corporation – 2019 Proxy Statement │ 5

ABOUT THE MEETING AND PROXY MATERIALS

Shareholders of Record: If you are a shareholder of record, meaning your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our stock transfer agent, you may vote your shares in one of three ways:

•	By Telephone — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from other countries, and follow the instructions. Have your proxy card available when you call.

•	Online — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

•	By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.
If you attend the meeting, you may withdraw your proxy and vote your shares in person.

Participants in our Profit Sharing and Savings Plan: If you hold shares as a participant in our Profit Sharing and Savings Plan, you may instruct the plan trustee how to vote those shares in any one of three ways:

•	By Telephone — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from other countries, and follow the instructions. Have your proxy card available when you call.

•	Online — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

•	By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.
The plan trustee will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustee may or may not vote the shares for you if your instructions are not received at least three business days before the Annual Meeting date.

Please contact our Investor Relations personnel at (414) 347-6480 if you would like information about attending the Annual Meeting and voting in person. At our meeting, you may be asked to show some form of identification (such as your driver's license).

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you can revoke your proxy by advising our corporate Secretary in a writing that is received by her at any time before your shares are voted, by granting a new proxy with a later date, or by voting in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

A quorum is necessary to hold the meeting and will exist if a majority of the 355,925,173 shares of Common Stock entitled to vote as of the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by American Stock Transfer & Trust Company, LLC, which has been appointed by our Board to act as inspector of election for the meeting. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain “broker non-votes” as to one or more items.

“Broker non-votes” occur when a broker or other nominee does not vote on a particular matter because the broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and has not

6 │ MGIC Investment Corporation – 2019 Proxy Statement

ABOUT THE MEETING AND PROXY MATERIALS

received such instructions. Broker non-votes will not be counted as votes for or against any matter. Brokers and other nominees have discretionary authority to vote shares without instructions from the beneficial owner of the shares only for matters considered routine. For the 2018 Annual Meeting, nominees will only have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR approval of our executive compensation (Item 2), and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (Item 3).

If you sign and return a proxy card or voting instruction form without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.

Will any other items be acted upon at the Annual Meeting?

The Board does not know of any other business to be presented at the Annual Meeting. No shareholder proposals will be presented at this year’s Annual Meeting.

What are the deadlines for submission of shareholder proposals for the next Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future Annual Meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than November 23, 2019.

Under our Amended and Restated Bylaws (“Bylaws”), a shareholder who wants to bring business before the Annual Meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary in accordance with the procedures contained in our Bylaws. For the 2020 Annual Meeting, the notice must be received by the Secretary no later than February 6, 2020, and no earlier than January 12, 2020. For director nominations, the notice must comply with our Bylaws and provide the information required to be included in the Proxy Statement for individuals nominated by our Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $14,000, plus expenses such as charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.

MGIC Investment Corporation – 2019 Proxy Statement │ 7

STOCK OWNERSHIP

The following table shows the amount of our Common Stock held by persons who were beneficial owners of more than 5% of our shares as of December 31, 2018, based on information filed with the SEC. The "Percent of Class" reflects the percentage of our Common Stock outstanding as of March 7, 2019 represented by such shares.

Name	Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard, Malvern, PA 19355	35,251,597	9.9%
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	26,172,069	7.4%
Wellington Management Group LLP(3) 280 Congress Street, Boston, MA 02210	24,072,257	6.8%

(1)
The Vanguard Group, Inc. reported ownership as of December 31, 2018, on behalf of itself and certain subsidiaries. It reported that it had sole dispositive power for 34,882,339 shares and shared dispositive power for 369,258 shares. It further reported that it had sole voting power for 356,387 shares and shared voting power for 48,772 shares.

(2)
BlackRock, Inc. reported ownership as of December 31, 2018, on behalf of itself and several subsidiaries. It reported that it had sole dispositive power for 26,172,069 shares and shared dispositive power for no shares. It further reported that it had sole voting power for 25,201,518 shares and shared voting power for no shares.

(3)
Wellington Management Group LLP reported ownership as of December 31, 2018, on behalf of itself and several subsidiaries. It reported that it had sole dispositive power for no shares and shared dispositive power for 24,072,257 shares. It further reported that it had sole voting power for no shares and shared voting power for 17,131,058 shares.

The following table shows the amount of our Common Stock beneficially owned by each of our directors and NEOs, and by all directors and executive officers as a group, as of March 7, 2019. Unless otherwise noted, the persons listed in the table have sole voting and investment power over their shares.

8 │ MGIC Investment Corporation – 2019 Proxy Statement

STOCK OWNERSHIP

Name of Beneficial Owner	Common Stock Owned Directly(1)	Common Stock Owned Indirectly(2)	Restricted Stock and Common Stock Underlying RSUs(3)	Total Number of Shares Beneficially Owned	Director Deferred Stock Units / Additional Underlying Units	Total Shares Beneficially Owned Plus Underlying Units
Daniel A. Arrigoni	—	20,000	—	20,000	8,591(4)	28,591
Cassandra C. Carr	5,000	—	—	5,000	31,589(4)	36,589
C. Edward Chaplin	10,000	—	—	10,000	51,332(4)	61,332
Curt S. Culver	11,504	981,755	—	993,259	8,591(4)	1,001,850
Timothy A. Holt	20,000	—	—	20,000	66,938(4)	86,938
Kenneth M. Jastrow, II	1,146	—	31,552	32,698	38,727(4)	71,425
Jodeen A. Kozlak	—	—	—	—	9,866(4)	9,866
Michael E. Lehman	26,939	—	3,050	29,989	9,972(4)	39,961
Melissa B. Lora	—	—	—	—	14,916(4)	14,916
Gary A. Poliner	—	—	—	—	115,474(4)	115,474
Mark M. Zandi	—	—	—	—	50,099(4)	50,099
Patrick Sinks	1,164,864	10,622	—	1,175,486	966,000(5)	2,141,486
Timothy M. Mattke	271,353	866	—	272,219	331,200(5)	603,419
James J. Hughes	0	123,129	—	123,129	331,200(5)	454,329
Jeffrey H. Lane	562,745	—	—	562,745	211,200(5)	773,945
Stephen C. Mackey	83,100	—	—	83,100	331,200(5)	414,300
Salvatore A. Miosi	113,634	2,397	—	116,031	331,200(5)	447,231
All Directors and Executive Officers as a Group (18 Persons)	1,722,138	1,138,769	34,602	2,895,509(6)	2,902,016	5,797,525

(1)	Includes shares for which investment power is shared as follows: Mr. Mackey — 83,100; and all directors and executive officers as a group — 97,698.

(2)
Includes shares held in our Profit Sharing and Savings Plan as follows: Mr. Sinks — 10,622; Mr. Mattke — 866; Mr. Hughes — 610; Mr. Miosi — 2,397; and all executive officers as a group — 14,495. Also includes shares held by a family trust affiliated with: Mr. Arrigoni — 20,000; Mr. Culver — 981,755; Mr. Hughes — 122,519; and all directors and executive officers as a group — 1,124,274.

(3)	Includes:

•
Shares underlying RSUs that were issued to our non-management directors pursuant to our former RSU award program (See “Compensation of Directors — Former RSU Award Program” in our 2015 Proxy Statement filed with the SEC on March 24, 2015 (“our 2015 Proxy Statement”)) and could be settled in shares of Common Stock within 60 days of the record date as follows: Mr. Jastrow — 3,050 and Mr. Lehman — 3,050. Directors have neither voting nor investment power over the shares underlying any of these units.

•
19,769 shares underlying RSUs that are held by Mr. Jastrow under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See “Compensation of Directors — Former Deposit Share Program” in our 2015 Proxy Statement) and could be settled in shares of Common Stock within 60 days of the record date. Mr. Jastrow has neither voting nor investment power over the shares underlying any of these units.

•
6,733 shares of restricted stock that Mr. Jastrow held under the Deposit Share Program for Non-Employee Directors under our 1991 and 2002 Stock Incentive Plans. Mr. Jastrow has sole voting power and no investment power over these shares.

•
2,000 shares held by Mr. Jastrow under our 1993 Restricted Stock Plan for Non-Employee Directors. (See “Compensation of Directors — Former Restricted Stock Plan” in our 2015 Proxy Statement). Mr. Jastrow has sole voting power and no investment power over these shares.

(4)
Represents share equivalents held under our Deferred Compensation Plan for Non-Employee Directors (See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units” below) over which the directors have neither voting nor investment power. For all directors as a group — 406,095.

(5)	Represents shares underlying stock-settled RSUs that cannot be settled in Common Stock within 60 days of the record date. For all executive officers as a group — 2,495,921.

(6)
As of March 7, 2019, no individual director or executive officer beneficially owned more than 1% of the Common Stock outstanding, and all directors and executive officers as a group beneficially owned less than 1% of the shares of Common Stock outstanding.

MGIC Investment Corporation – 2019 Proxy Statement │ 9

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors oversees the management of the Company and our business. The Board selects our CEO and in conjunction with our CEO selects the rest of our senior management team, which is responsible for operating our business.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Guidelines cover the Board’s composition, leadership, meeting process, director independence, Board membership criteria, committee structure, succession planning and director compensation. Among other things, the Board meets in executive session outside the presence of any member of our management after at least two Board meetings annually at which directors are present in person and at any additional times determined by the Board or the Lead Director. Mr. Jastrow presides at these sessions and has served as the Board’s Lead Director since the position was created in October 2009. See “ — Board Leadership” for information about the Lead Director’s responsibilities and authority. The Corporate Governance Guidelines provide that a director shall not be nominated by the Board for re‑election if at the date of the Annual Meeting of Shareholders, the director is age 74 or more. The Board (other than Ms. Carr, who abstained) determined that the age limit be waived for Ms. Carr for the 2019 Annual Meeting of Shareholders in light of Ms. Carr's continuing contributions to the Board. The Corporate Governance Guidelines also provide that a director who retires from his principal employment or joins a new employer shall offer to resign from the Board. Unless the Board determines that a Chief Executive Officer who is Chairman of the Board should continue as Chairman of the Board after his or her tenure as Chief Executive Officer, a director who is an officer of the Company or a subsidiary and leaves the Company shall resign from the Board. In 2014, the Board determined that Mr. Culver should become non-executive Chairman of the Board upon retirement from his position as Chief Executive Officer in 2015.

We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Certain portions of the Code that apply to transactions with our executive officers, directors, and their immediate family members are described under “Other Matters – Related Person Transactions” below. These descriptions are subject to the actual terms of the Code.

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Leadership & Governance; Documents” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. We intend to disclose on our website any waivers from, or amendments to, our Code of Business Conduct that are subject to disclosure under applicable rules and regulations.

Director Independence

Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange (“NYSE”), except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC Investment Corporation and its consolidated subsidiaries.

The Board has determined that all of our directors except for Mr. Culver, our former CEO, and Mr. Sinks, our current CEO, are independent under the Guidelines and the NYSE rules. The Board made its independence determinations by considering whether any disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted and incorporated into our Corporate Governance Guidelines. All independent directors met these standards.

10 │ MGIC Investment Corporation – 2019 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:

•	was an executive officer of a charity to which we made contributions, or

•	was an executive officer or member of a law firm or investment banking firm providing services to us, or

•	received any direct compensation from us other than as a director, or if during such period a member of the director’s immediate family received compensation from us.

In making its independence determinations, the Board considered payments we made to Moody’s Analytics (of which Dr. Zandi is an executive officer) for research and subscription services for Moody’s Economy.com and related publications, and payments to Moody’s Investors Service for credit rating services. These transactions were below the quantitative threshold contained in our Corporate Governance Guidelines and were entered into in the ordinary course of business by us, Moody’s Analytics and Moody’s Investors Service.

Board Leadership

Mr. Culver serves as non-executive Chairman of the Board and Mr. Jastrow serves as Lead Director. Under this structure, the Chairman chairs Board meetings, where the Board discussion includes strategic and business issues. The Board believes that this approach makes sense at this time because Mr. Culver, as our former CEO, is very familiar with our business and strategic plans as reviewed by the Board. Mr. Culver has been with us since 1985, and served as Chief Executive Officer from 2000 until his retirement in 2015, when he became our non-executive Chairman of the Board.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board maintains the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Jastrow has served as the Lead Director since the position was established in 2009. The Lead Director’s responsibilities and authority include:

•	presiding at all meetings of the Board at which the Chairman is not present;

•
having the authority to call and lead executive sessions of directors without the presence of any director who is an officer (or if determined by the Board, a former officer) (the Board meets in executive session after at least two Board meetings each year);

•	serving as a conduit between the CEO and the independent directors to the extent requested by the independent directors;

•	serving as a conduit for the Board’s informational needs, including proposing topics for Board meeting agendas; and

•	being available, if requested by major shareholders, for consultation and communication.

The Board believes that a leader intimately familiar with our business and strategic plans serving as Chairman, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board reviews periodically the structure of the Board and the Board’s leadership.

Communicating with the Board

Shareholders and other interested persons can communicate with members of the Board, non-management members of the Board as a group or the Lead Director, by sending a written communication to our Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Lead Director.

MGIC Investment Corporation – 2019 Proxy Statement │ 11

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Selection

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the Board believes there are certain attributes every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Management Development, Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

The Management Development, Nominating and Governance Committee is responsible for developing Board membership criteria and recommending these criteria to the Board. The criteria, which are set forth in our Corporate Governance Guidelines, include an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, well-respected experience at senior levels of business, academia, government or other fields, ability to commit sufficient time and attention to Board activities, anticipated tenure on the Board, and whether an individual will enable the Board to continue to have a substantial majority of independent directors. In addition, the Management Development, Nominating and Governance Committee in conjunction with the Board periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. The Management Development, Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee’s and the Board’s evaluation of the Board’s composition enables the Board to consider the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of the Board’s efforts at pursuing diversity. In identifying director candidates from time to time, the Management Development, Nominating and Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective board.

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CORPORATE GOVERNANCE AND BOARD MATTERS

The table below summarizes certain skills and experiences considered important by the Board and how those skills and experiences are represented in the Board, as a whole.

Skills and Experience	Relevance to MGIC	Board Composition
Accounting	We operate in a complex financial and regulatory environment.
Financial	Knowledge of finance or financial reporting and experience with debt and capital markets transactions is important in executing our business strategies.
Human Resources	As a financial services firm, human capital represents an important asset. Knowledge of human resources matters is important to executing our business strategies.
Insurance	Insurance industry experience provides understanding of our business and strategies.
Investments	We manage a large and long-term investment portfolio to support our obligations to pay future claims of our policyholders.
Public Company Executive Experience	As a complex, publicly-held company, practical insight into shareholder concerns and governance matters is important.
Regulatory / Public Affairs	Our business requires compliance with a variety of federal, state and GSE requirements, and involves relationships with various government and non-government organizations.
Housing Markets / Risk Management	A main component of our business involves taking and managing risk associated with the housing markets.
Technology / Cyber	We continue to undergo a business process transformation involving upgrades to our technology and to manage our cybersecurity risks.

We have continued to refresh and diversify our Board over the last five years as two new independent directors joined our Board and one director did not stand for re-election. The following charts reflect the tenure, ages and diversity of our board members.

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COMMITTEE MEMBERSHIP AND MEETINGS

The Board of Directors held five meetings and one informal update session during 2018. Each director serving in 2018 attended at least 75% of the meetings of the Board and committees of the Board on which he or she served. The Annual Meeting of Shareholders is scheduled in conjunction with a Board meeting and, as a result, directors are expected to attend the Annual Meeting. All of our directors serving on the Board at that time attended the 2018 Annual Meeting of Shareholders.

The Board has five standing committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these committees is provided below. Each of the Audit; Management Development, Nominating and Governance; Risk Management and Securities Investment Committees consists entirely of independent directors and the charters for those committees are available on our website (http://mtg.mgic.com) under the “Leadership & Governance; Documents” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary. The functions of the Executive Committee are established under our Bylaws and are described below.

Current committee membership and the number of 2018 committee meetings are set forth below.

	Audit	Executive	Management Development, Nominating and Governance	Risk Management	Securities Investment
Daniel A. Arrigoni	●			●
Cassandra C. Carr			●	●
C. Edward Chaplin				●	●
Curt S. Culver		●
Timothy A. Holt	●				C
Kenneth M. Jastrow, II		●	C
Jodeen A. Kozlak			●		●
Michael E. Lehman	C		●
Melissa B. Lora	●			●
Gary A. Poliner	●			C	●
Patrick Sinks		C
Mark M. Zandi				●
2018 Meetings	15	0	6	7	5
C = Committee Chair

Audit Committee

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements; the effectiveness of its system of internal controls; the qualifications, independence and performance of its independent accountants; the performance of its internal audit function; and its compliance with legal, regulatory and non-financial GSE requirements. The Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

All members of the Audit Committee meet the heightened independence criteria that apply to Audit Committee members under SEC and NYSE rules. The Board has determined that Messrs. Holt and Lehman and Ms. Lora are “audit committee financial experts” as defined in SEC rules.

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COMMITTEE MEMBERSHIP AND MEETINGS

Management Development, Nominating and Governance Committee

The Management Development, Nominating and Governance Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation and approving compensation for our other senior executives. The Committee prepares the Compensation Committee Report and reviews the Compensation Discussion and Analysis included in our Proxy Statement. The Committee also makes recommendations to the Board regarding the compensation of directors. The Committee may delegate its responsibilities to subcommittees of the Committee.

The Committee receives information that includes: detailed breakdowns of the compensation of the NEOs, the amount, if any, that our NEOs realized in at least the previous five years pursuant to sales of shares awarded under equity grants; the total amount of stock and RSUs held by each NEO (RSUs are sometimes referred to in this Proxy Statement as “restricted equity”); and the other compensation information disclosed in this Proxy Statement under the SEC’s rules. The Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

The Committee has retained Frederic W. Cook & Co. (the “Compensation Consultant”), a nationally recognized executive compensation consulting firm, to advise it. The Committee retains the Compensation Consultant to, among other things, help it evaluate and oversee our executive compensation program and review the compensation of our directors. The scope of the Compensation Consultant’s services during 2018 is described under “Role of the Compensation Consultant” in our Compensation Discussion and Analysis below. In providing its services to the Committee, the Compensation Consultant regularly interacts with our senior management. The Compensation Consultant does not provide any services to us, other than the consulting services noted above. The Committee has assessed the independence of the Compensation Consultant pursuant to SEC and NYSE rules and concluded that its work for the Committee does not raise any conflict of interest.

The Committee also evaluates the annual performance of the CEO, oversees the CEO succession planning process, and makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board’s self-evaluation process. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders.

Shareholders may recommend a director candidate for consideration by the Committee by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to being recommended as a candidate. If the candidate is to be considered for nomination at the next annual shareholders meeting, the submission must be received by our corporate Secretary in writing no later than November 23, 2019. Information on shareholder nominations is provided under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals for the next Annual Meeting?”

The Committee evaluates new director candidates under the criteria described under “Director Selection” as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and our executive officers, and personal interviews with the candidates attended by at least the Committee Chair. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria that apply to candidates from other sources.

All members of the Management Development, Nominating and Governance Committee meet the heightened independence criteria that apply to compensation committee members under SEC and NYSE rules.

Risk Management Committee

The Risk Management Committee assists the Board in overseeing the Company's enterprise risk management framework, including the Company's risk appetite on an enterprise-wide basis, and in overseeing certain key risks, including mortgage

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COMMITTEE MEMBERSHIP AND MEETINGS

credit risk. In connection with its oversight of mortgage credit risk, the Committee monitors the performance of the Company's insured books of business and the principal factors affecting their performance; it discusses the Company's products, including premium rates, returns, underwriting guidelines and quality controls, and external reinsurance programs; and it reviews the insurance operating environment, including the state of local and regional housing markets, competitive forces affecting the Company, the Company’s relationships with residential mortgage lenders and mortgage investors, regulatory and GSE capital requirements, and lender, GSE and government programs. The Risk Management Committee supports the Board’s role in overseeing other risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

Securities Investment Committee

The Securities Investment Committee oversees management of our investment portfolio and the investment portfolios of the Company’s employee benefit plans by those persons (employees of the Company or external asset managers) who are managing such assets on a day-to-day basis. The Committee also makes recommendations to the Board with respect to our retirement benefit plans that are available to employees generally, capital management (other than external reinsurance), including repurchase of common stock and debt, and external funding. Finally, the Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

Executive Committee

The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporation Law are reserved to the Board itself.

Board Oversight of Risk

Our senior management is charged with identifying and managing the risks facing our business and operations. The Board of Directors is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the full Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board periodically considers risk throughout the year and also with respect to specific proposed actions.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following four committees play significant roles in carrying out the risk oversight function.

•
The Management Development, Nominating and Governance Committee evaluates the incentives and risks associated with our compensation philosophy and programs, and oversees operational risks related to human resources.

•
The Risk Management Committee assists the Board in overseeing the Company's enterprise risk management framework, including the Company's risk appetite on an enterprise-wide basis, and in overseeing the following key Company risks: Mortgage Credit; Capital Risk related to the required amount of capital; non-Investment Portfolio Counterparty Risk; Model Risk; Operational Risk related to Underwriting, Servicing, Claims, Risk and Sales; and Macroeconomic Business Risk.

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COMMITTEE MEMBERSHIP AND MEETINGS

•
The Securities Investment Committee oversees risks related to our investment portfolio and capital management, which includes Market Risk; Investment Portfolio Counterparty Risk; Capital Risk related to our capital structure, access to capital and credit rating; and Liquidity Risk.

•
The Audit Committee oversees our processes for assessing risks (other than risks overseen by other committees) and the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management, the Internal Audit Director and the independent registered public accounting firm. The Audit Committee assists the Board in overseeing Compliance Risk; Cybersecurity Risk; and Operational Risk related to Information Systems, Finance and Legal matters. In addition, the Audit Committee meets with the Chief Risk Officer and the Chairman of the Risk Management Committee to discuss and review in a general manner the Risk Management Committee's oversight of the Company's enterprise risk management framework.

We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. Our former CEO serves as Chairman of the Board and has a wealth of experience with the risks of our Company and industry. Our current CEO is a director who keeps the Board informed about the risks we face. In addition, independent directors chair the various committees involved with risk oversight and there is open communication between senior management and directors.

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NOMINEES FOR DIRECTOR
For Term Ending at the Annual Meeting in 2020

Each nominee listed below is a director of the Company who, with the exception of Ms. Kozlak, was previously elected by the shareholders. Ms. Kozlak was introduced to the Board by an independent director, and she was elected by the Board on October 24, 2018. In evaluating incumbent directors for renomination to the Board, the Management Development, Nominating and Governance Committee has considered a variety of factors. These include the Board membership criteria described under “Director Selection” above and past performance on the Board based on any feedback from other Board members.

Information about our directors, all of whom are standing for election, appears below. The biographical information is as of March 1, 2019, and for each director includes a discussion about the skills and qualifications that the Board views as supporting the director’s continued service on the Board.

DANIEL A. ARRIGONI Director Since: 2013 Age: 68	Committees: Audit Committee; Risk Management Committee

Daniel A. Arrigoni was President and Chief Executive Officer of U.S. Bank Home Mortgage Corp., one of the largest originators and servicers of home loans in the U.S., until his retirement in 2013. Prior to his retirement, Mr. Arrigoni also served as an Executive Vice President of U.S. Bank, N.A. Mr. Arrigoni led the mortgage company for U.S. Bank and its predecessor companies since 1996. Mr. Arrigoni has over 40 years of experience in the home mortgage and banking industries.

Mr. Arrigoni brings to the Board a broad understanding of the mortgage business and its regulatory environment, skill in assessing and managing credit risk, and significant finance experience, each gained from his many years of executive management in the home mortgage and banking industries.

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NOMINEES FOR DIRECTOR

CASSANDRA C. CARR Director Since: 2013 Age: 74	Committees: Management, Development, Nominating & Governance Committee; Risk Management Committee

Cassandra C. Carr is a consultant. She was Global Vice Chair of Talent at Hill+Knowlton Strategies before leaving in 2012, and spent nine years as a Senior Advisor for Public Strategies, Inc., both of which firms provide public relations services. Prior to joining Public Strategies, Ms. Carr held various senior-level positions, including Senior Executive Vice President – External Affairs, Senior Vice President – Human Resources, and Senior Vice President – Finance and Treasurer, with SBC Communications, Inc., which during her tenure became one of the world’s largest telecommunications companies.

Ms. Carr brings to the Board significant strategic planning, regulatory and public relations consulting and executive management experience, as well as financial management experience with a public company.

C. EDWARD CHAPLIN Director Since: 2014 Age: 62	Committees: Risk Management Committee; Securities Investment Committee

C. Edward Chaplin was President and Chief Financial Officer at MBIA Inc., a provider of financial guarantee insurance and the largest municipal bond-only insurer, from 2008 until 2016, and remained with MBIA as Executive Vice President until his January 1, 2017 retirement. He served as a member of MBIA’s Board of Directors from 2003 until 2006, when he left to become Chief Financial Officer of that company. Prior to joining MBIA, Mr. Chaplin was Senior Vice President and Treasurer of Prudential Financial Inc., a firm he joined in 1983 and for which he held various senior management positions, including Regional Vice President of Prudential Mortgage Capital Company. Mr. Chaplin also serves on the Board of Brighthouse Financial, Inc., a provider of life insurance and annuity products in the U.S.

Mr. Chaplin brings to the Board a deep understanding of the insurance and real estate industries, management and leadership skills, and financial expertise.

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NOMINEES FOR DIRECTOR

CURT S. CULVER Chairman of the Board Director Since: 1999 Age: 66	Committees: Executive Committee

Curt S. Culver was our Chairman of the Board from 2005 until his retirement as our Chief Executive Officer in 2015. He has served as our non-executive Chairman of the Board since 2015. He was our Chief Executive Officer from 2000 and was the Chief Executive Officer of Mortgage Guaranty Insurance Corporation (“MGIC”) from 1999, in both cases until his retirement, and he held senior executive positions with us and MGIC for more than five years before he became Chief Executive Officer. He is also a director of Wisconsin Energy Corporation and its subsidiary Wisconsin Electric Power Company.

Mr. Culver brings to the Board extensive knowledge of our business and operations and a long-term perspective on our strategy.

TIMOTHY A. HOLT Director Since: 2012 Age: 65	Committees: Audit Committee; Securities Investment Committee (Chair)

Timothy A. Holt was an executive committee member and Senior Vice President and Chief Investment Officer of Aetna, Inc., a diversified health care benefits company, when he retired in 2008 after 30 years of service. From 2004 through 2007, he also served as Chief Enterprise Risk Officer of Aetna. Prior to being named Chief Investment Officer in 1997, Mr. Holt held various senior management positions with Aetna, including Chief Financial Officer of Aetna Retirement Services and Vice President, Finance and Treasurer of Aetna. Mr. Holt also serves as a director of Virtus Investment Partners, Inc. From January 2014 to February 2017, he served as a director of StanCorp Financial Group, Inc., which was a publicly-traded insurance products company until it was acquired in March 2016.

Mr. Holt brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance, and senior executive experience gained at a major public insurance company.

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NOMINEES FOR DIRECTOR

KENNETH M. JASTROW, II Lead Director Director Since: 1994 Age: 71	Committees: Management Development, Nominating & Governance Committee (Chair); Executive Committee

Kenneth M. Jastrow, II has served as our Lead Director since October 2009. He is a corporate director and private investor. During 2007-2015, he served as a non-executive Chairman of the Board of Forestar Group Inc., which engaged in various real estate and natural resource businesses. During 2000-2007, Mr. Jastrow served as Chairman and Chief Executive Officer of Temple-Inland Inc., a paper and forest products company, which during Mr. Jastrow’s tenure also had interests in real estate and financial services. Mr. Jastrow is also a director of KB Home and Genesis Energy, LLC, the general partner of Genesis Energy, LP, a publicly-traded master limited partnership.

Mr. Jastrow brings to the Board senior executive and leadership experience gained through his service as chairman and chief executive officer at a public company with diversified business operations in sectors relevant to our operations; experience in the real estate, mortgage banking and financial services industries; and knowledge of corporate governance matters gained through his service as a non-executive chairman and on public company boards.

JODEEN A. KOZLAK Director Since: 2018 Age: 55	Committees: Management Development, Nominating & Governance Committee; Securities Investment Committee

Jodeen A. Kozlak is the founder of Kozlak Capital Partners, LLC, a private consulting firm, and has served as its CEO since November 2017. Ms. Kozlak previously served as the Global Senior Vice President of Human Resources of Alibaba Group, a multinational conglomerate (2016-2017). Ms. Kozlak also previously served as the Executive Vice President and Chief Human Resources Officer of Target Corporation, one of the largest retailers in the U.S. (2007-2016), and held other senior leadership roles in her 15-year career there. Prior to joining Target, Ms. Kozlak was a partner in a private law practice. Ms. Kozlak also serves on the Board of Directors of C.H. Robinson Worldwide, Inc.

Ms. Kozlak brings to the Board significant executive management experience. Through her service as Executive Vice President and Chief Human Resources Officer at a Fortune 100 company, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development and a deep understanding of executive compensation within a public company.

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NOMINEES FOR DIRECTOR

MICHAEL E. LEHMAN Director Since: 2001 Age: 68	Committees: Audit Committee (Chair); Management, Development, Nominating and Governance Committee

Michael E. Lehman has served the University of Wisconsin in various capacities since March 2016, currently as Special Advisor to The Chancellor, and previously as Interim Vice Provost for Information Technology, Chief Information Officer and Interim Vice Chancellor for Finance and Administration. He had previously been a consultant (2014-2016); Interim Chief Financial Officer at Ciber Inc., a global information technology company (2013-2014); Chief Financial Officer of Arista Networks, a cloud networking firm (2012-2013); and Chief Financial Officer of Palo Alto Networks, a network security firm (2010-2012). Earlier in his career, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services. During the past five years, Mr. Lehman also served as a director of Solera Holdings, Inc., until it was acquired by a private company.

Mr. Lehman brings to the Board financial and accounting knowledge gained through his service as chief financial officer of a large, multinational public company; skills in addressing the range of financial issues facing a large company with complex operations; senior executive and operational experience; and leadership skills.

MELISSA B. LORA Director Since: 2018 Age: 56	Committees: Audit Committee; Risk Management Committee

Melissa B. Lora, was President of Taco Bell International, a segment of Taco Bell Corp., which is a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies, from 2013 until her retirement in 2018. Ms. Lora previously served in various roles at Taco Bell Corp., including Global Chief Financial and Development Officer (2012-2013), Chief Financial and Development Officer (2006-2012) and Chief Financial Officer (2001-2006). Ms. Lora also serves as Lead Independent Director for KB Home and as a director of ConAgra Brands, Inc.

Ms. Lora brings to the Board substantial executive management experience, including in financial and marketing matters, gained while serving in several executive roles for a Fortune 500 company.

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NOMINEES FOR DIRECTOR

GARY A. POLINER Director Since: 2013 Age: 65	Committees: Risk Management Committee (Chair); Audit Committee; Securities Investment Committee

Gary A. Poliner was President of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), the nation’s largest direct provider of individual life insurance, and a member of its Board of Trustees, until his retirement from that company in June 2013, after more than 35 years of service. He was named President of Northwestern Mutual in 2010. Mr. Poliner also held various other senior-level positions at Northwestern Mutual, including Chief Financial Officer (2001-2008) and Chief Risk Officer (2009-2012). During a portion of 2016, Mr. Poliner served as a consultant for the Janus Funds, and since June 2016 he has served as an Independent Trustee of the Janus Funds (58 funds).

Mr. Poliner brings to the Board a breadth of executive management experience in the insurance business, including risk management, and financial and insurance regulatory expertise.

PATRICK SINKS Director Since: 2014 Age: 62	Committees: Executive Committee (Chair)

Patrick Sinks has been our Chief Executive Officer since 2015. He has served as our President and Chief Operating Officer since 2006 and held senior executive positions with MGIC for more than five years before then.

Mr. Sinks brings to the Board extensive knowledge of our industry, business and operations; a long-term perspective on our strategy; and the ability to lead our Company as the mortgage finance system and the mortgage insurance industry evolve.

MARK M. ZANDI Director Since: 2010 Age: 59	Committees: Risk Management Committee

Mark M. Zandi, since 2007, has been Chief Economist of Moody’s Analytics, Inc., where he directs economic research. Moody’s Analytics is a leading provider of economic research, data and analytical tools. It is a subsidiary of Moody’s Corporation that is separately managed from Moody’s Investors Service, the rating agency subsidiary of Moody’s Corporation. Dr. Zandi is a trusted adviser to policymakers and an influential source of economic analysis for businesses, journalists and the public, and he frequently testifies before Congress on economic matters.

Dr. Zandi, with his economics and residential real estate industry expertise, brings to the Board a deep understanding of the economic factors that shape our industry. In addition, Dr. Zandi has expertise in the legislative and regulatory processes relevant to our business.

MGIC Investment Corporation – 2019 Proxy Statement │ 23

ITEM 1 – ELECTION OF DIRECTORS

Item 1 consists of the election of directors. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee, has nominated Daniel A. Arrigoni, Cassandra C. Carr, C. Edward Chaplin, Curt S. Culver, Timothy A. Holt, Kenneth M. Jastrow, II, Jodeen A. Kozlak, Michael E. Lehman, Melissa B. Lora, Gary A. Poliner, Patrick Sinks and Mark M. Zandi for re-election to the Board to serve until our 2020 Annual Meeting of Shareholders. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Shareholder Vote Required

Our Articles of Incorporation contain a majority vote standard for the election of directors in uncontested elections. Under this standard, each of the twelve nominees must receive a “majority vote” at the meeting to be elected a director. A “majority vote” means that when there is a quorum present, more than 50% of the votes cast in the election of the director are cast “for” the director, with votes cast being equal to the total of the votes “for” the election of the director plus the votes “withheld” from the election of the director. Therefore, under our Articles of Incorporation, a “withheld” vote is effectively a vote “against” a nominee. Broker non-votes will be disregarded in the calculation of a “majority vote.” Any incumbent director who does not receive a majority vote (but whose term as a director nevertheless would continue under Wisconsin law until his successor is elected) is required to send our Board a resignation. The effectiveness of any such resignation is contingent upon Board acceptance. The Board will accept or reject a resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee and will promptly publicly disclose its decision regarding the director’s resignation (including the reason(s) for rejecting the resignation, if applicable).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE TWELVE NOMINEES. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

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COMPENSATION OF DIRECTORS

Non-Employee Director Compensation Program

Under our Corporate Governance Guidelines, compensation of non-employee directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Sinks is our CEO and receives no additional compensation for service as a director, and he is not eligible to participate in any of the following programs or plans.

The following table describes the components of the non-employee director compensation program in effect during 2018.

Compensation Component	Compensation
Annual Retainer – Chairman of the Board	$250,000, which may be elected to be deferred and either converted into cash-settled share units or credited to a bookkeeping account to which interest is credited.
Annual Retainer – Non-Chairman Directors	$150,000, which may be elected to be deferred and either converted into cash-settled share units or credited to a bookkeeping account to which interest is credited.
Annual Retainer – Equity	$100,000 in cash-settled RSUs that vest immediately but are not settled for approximately one year. Such settlement may be deferred at the option of the director.
Annual Retainer – Lead Director	$25,000
Annual Retainer – Committee Chair	$25,000 for the Audit Committee $25,000 for the Management Development, Nominating and Governance Committee $15,000 for other committees(1)
Annual Retainer – Committee Member	$15,000 for Audit Committee $5,000 for other committees(1)
Meeting Fees (after 5th meeting)(2)	$5,000 for Board meetings $3,000 for Committee meetings
Stock Ownership Guidelines
Ownership of 25,000 shares of Common Stock, including deferred share units that have vested or are scheduled to vest within one year. Directors are expected to meet the guideline within five years of joining the Board.(3)

Expense Reimbursement
Subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.

Directors & Officers Insurance	We pay premiums for D&O liability insurance under which the directors are insureds.

(1)	Excludes the Executive Committee. Other than the Executive Committee, directors who are members of management do not serve on any committees but may attend committee meetings.

(2)
After a non-management director attends five Board meetings in a given year, he or she is paid $5,000 for each subsequent Board meeting attended in that year. After a non-management director attends five meetings of a particular committee in a given year, he or she is paid $3,000 for each subsequent meeting of that committee attended in that year. However, directors are paid for attendance at only one committee meeting on any given day, regardless of the number of meetings attended on that day. Meetings of the Board of MGIC (or Committees of its Board) that are not held in conjunction with meetings of the Board of the Company (or Committees of its Board) are counted to determine meeting fees.

(3)	Each of our non-employee directors satisfies this guideline.

Deferred Compensation Plan and Annual Grant of Share Units: Under the Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”), our non-employee directors can elect to defer payment of all or part of their retainers and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who elects to defer payments may have his or her deferred compensation bookkeeping account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined

MGIC Investment Corporation – 2019 Proxy Statement │ 25

COMPENSATION OF DIRECTORS

at the closest preceding January 1 and July 1 of each year, or may elect to have the payments deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately settled only in cash. Such payment will be based on the stock’s average closing price for the five consecutive trading days preceding the payment date(s). If a director defers payments into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock. We have not paid dividends since 2008.

Under the Deferred Compensation Plan, we also provide to each director an annual equity retainer, which is a grant of cash-settled share units. In January 2018, each of our non-management directors was granted share units valued at $100,000, which vested immediately and were settled on February 15, 2019, unless the director elected a later settlement date. The directors could elect to receive payment for vested units in up to ten annual installments beginning shortly after departure from the Board, or on another date specified by the director that was after February 15, 2019. In all cases, the payment was or will be based on the stock’s average closing price for the five consecutive trading days preceding the payment date(s). Dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.

2018 Director Compensation

The following table shows the compensation paid to each of our non-management directors in 2018. Mr. Sinks, our CEO, was also a director in 2018 but received no compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Total Stock Awards ($)(2)	Total ($)
Daniel A. Arrigoni	214,000	100,000	314,000
Cassandra C. Carr	172,000	100,000	272,000
C. Edward Chaplin	174,000	100,000	274,000
Curt S. Culver	255,000	100,000	355,000
Timothy A. Holt	215,000	100,000	315,000
Kenneth M. Jastrow, II	208,000	100,000	308,000
Jodeen A. Kozlak	40,000	26,400	66,400
Michael E. Lehman	219,000	100,000	319,000
Melissa B. Lora	205,000	100,000	305,000
Gary A. Poliner	232,000	100,000	332,000
Mark M. Zandi	163,000	100,000	263,000

(1)
The following directors elected to defer certain fees shown in this column into share units as described under " — Non-Employee Director Compensation Plan — Deferred Compensation Plan and Annual Grant of Share Units" above: Ms. Kozlak elected to defer $13,333 of the fees and received 1,275 share units; and Mr. Poliner elected to defer $47,000 of the fees and received 4,206 share units. Mr. Chaplin elected to defer $171,500 of the fees shown in this column and to have his deferred compensation bookkeeping account credited quarterly with interest as described above under “— Non-Employee Director Compensation Plan — Deferred Compensation Plan and Annual Grant of Share Units.”

(2)
The amount shown in this column for each director represents the grant date fair value of the annual share unit award granted to non-employee directors in 2018 under our Deferred Compensation Plan, computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718. The value of each share unit is equal to the value of our Common Stock on the grant date. See “— Non-Employee Director Compensation Plan — Deferred Compensation Plan and Annual Grant of Share Units” above for more information about these grants.

Mr. Jastrow had 2,000 unvested stock awards outstanding as of December 31, 2018, which represents shares held under our 1993 Restricted Stock Plan for Non-Employee Directors
The aggregate number of vested and unvested stock awards outstanding as of March 7, 2019, for each director, is described under “Stock Ownership” above.

26 │ MGIC Investment Corporation – 2019 Proxy Statement

ITEM 2 – ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

At our 2017 Annual Meeting, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our NEOs. Our shareholders expressed a preference that advisory shareholder votes on the compensation of our NEOs be held on an annual basis and, as previously disclosed, the Company continued the policy to hold such votes annually. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and any related material contained in this Proxy Statement.

We strongly believe you should approve our compensation in light of the factors discussed in the Executive Summary to the CD&A.

While this vote is advisory and is not binding, the Board and the Committee will review and consider the voting results when making future decisions regarding compensation of our NEOs. See “Investor Outreach and Consideration of Last Year’s ‘Say on Pay’ Vote” in the Executive Summary to our CD&A.

Shareholder Vote Required

Approval of the compensation of our NEOs requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
APPROVAL OF THE COMPENSATION OF OUR NEOs. SIGNED
PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE
APPROVAL OF THE EXECUTIVE COMPENSATION UNLESS A SHAREHOLDER GIVES
OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

MGIC Investment Corporation – 2019 Proxy Statement │ 27

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we describe the objectives and components of our executive compensation program for our NEOs, and how we make compensation decisions. Please refer to our Glossary of Terms and Acronyms in Appendix A to this Proxy Statement for definitions of certain capitalized terms. Our 2018 NEOs are shown in the table below:

Name	Title (as of December 31, 2018)
Patrick Sinks	President and Chief Executive Officer
Timothy Mattke	Executive Vice President and Chief Financial Officer
James Hughes	Executive Vice President – Sales and Business Development*
Stephen Mackey	Executive Vice President and Chief Risk Officer
Salvatore Miosi	Executive Vice President – Business Strategies and Operations*
Jeffrey Lane	Former Executive Vice President and General Counsel (retired August 31, 2018)
* Position is held with Mortgage Guaranty Insurance Corporation, a wholly owned subsidiary of the Company, and not with the Company.

28 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Executive Summary

EXECUTIVE SUMMARY

Key Takeaways

Our 2018 financial and business performance was outstanding

•
Adjusted net operating income per diluted share for 2018 was $1.78, up 31% from 2017 ($1.36), with adjusted net operating income of $668.7 million, up 29% from 2017 ($517.7 million).(1)  Adjusted net operating income was a component of ROE, one of the financial performance measures that determined payouts under our 2018 annual bonus program, as described below under "Components of our Executive Compensation Program – Annual Bonus."

•
ROE for 2018 was 20.9%, up from 19.7% in 2017. For purposes of our 2018 bonus program, ROE is calculated as adjusted net operating income, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss).(1)

•
Aided in part by our new insurance written, our book of direct primary insurance in force, the principal source of our future revenue, grew by approximately 8% in 2018. New insurance written was one of the financial metrics that determined payouts under our 2018 bonus program.

•	Our book value per share grew by more than 18% in 2018.

Adjusted Net Operating Income
per Diluted Share(1)

Return on Equity(1)

(1)    Adjusted net operating income and adjusted net operating income per diluted share are non-GAAP measures of performance. For a description of how we calculate these measures and for a reconciliation of these measures to their nearest comparable GAAP measures, see Appendix B.

MGIC Investment Corporation – 2019 Proxy Statement │ 29

Executive Summary — COMPENSATION DISCUSSION & ANALYSIS

New Insurance Written(1)

Book Value Per Share(2)

(1) New insurance written refers to direct new insurance written (before the effects of reinsurance).
(2) For a reconciliation of the book value per share shown above to the book value per share used to determine vesting of our long-term equity awards, see Appendix B.

The 2018 performance-based compensation we awarded to our NEOs was aligned with shareholder interests

●	Annual Bonus. Our NEOs' 2018 bonuses depended on performance against five performance metrics; each of those metrics was tied to our business strategies and aligned with shareholder interests.
○ The following two financial performance metrics had a total weight of 75% in determining the bonuses:
■ Return on Equity(1) had a weight of 45%. Full credit under the bonus calculation required a 17% ROE.
■ New Insurance Written had a weight of 30%. NIW received credit under the bonus calculation only if its expected risk-adjusted return on capital exceeded the Company's hurdle rate.
○
Three business performance objectives, discussed in more detail under "Components of our Executive Compensation Program — Bonus," had a total weight of 25%. Each business performance objective is directly related to our business strategies and strong performance against each objective is expected to lead to an increase in shareholder value over the long-term.

●	Long-Term Equity Awards. Our long-term equity awards:
○ Promote a long-term focus because cliff vesting occurs only after three years for the CEO and all EVPs.
○
Are aligned with shareholder interests because they are 100% performance-based (no time vesting only) and require the Company to achieve a 16.4% compound annual growth in adjusted book value per share for full vesting.(1)

●	Performance-Based Compensation for our CEO accounted for 88.2% of his TDC in 2018 and, on average, accounted for 83.9% of the TDC of all other current NEOs.

(1)
For purposes of the bonus calculation, ROE is calculated as adjusted net operating income divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss). Adjusted net operating income and adjusted book value per share are non-GAAP financial measures. For a description of how we calculate these measures and for a reconciliation of these measures to their nearest comparable GAAP measures, see Appendix B to this Proxy Statement.

30 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Shareholder Outreach

Shareholder Outreach and Consideration of Last Year’s “Say on Pay” Vote

During late 2018 and early 2019, we continued our shareholder outreach efforts, as shown in the chart below. Important topics of our shareholder outreach meetings included performance against our business strategies; our executive compensation program; board oversight of risk; and environmental, social and governance matters. Important topics of the prior year's shareholder outreach meetings included our executive compensation program, our shareholder rights agreement, and governance matters. Nearly all of the changes we have recently made to our executive compensation program were in response to feedback received from our shareholders and their advisors. We value the views of our shareholders and intend to continue to engage with them and solicit their feedback.

At each of the 2016, 2017 and 2018 Annual Meetings, 99% of the Say on Pay votes cast were in support of the compensation of our NEOs. The Committee views these voting results as confirmation of shareholder support of our executive compensation program.

Compensation-Related Corporate Governance Policies and Best Practices

We have many compensation-related governance policies and best practices that we believe align our executive compensation with shareholder interests:

Stock Ownership Guidelines	è
Our stock ownership guidelines require our CEO to own Company stock equal in value to at least six times his base salary, and require our other NEOs to own Company stock equal in value to at least three times their base salaries.

Post-Vesting Stock Holding Requirements	è
Our NEOs and other executive officers are required to hold, for one year after vesting, the lower of 25% of shares that vest under equity awards and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. Apart from what is required, we have had a culture of stock retention by senior executives. Excluding shares withheld from equity awards for income tax withholding, the last time any of our current NEOs sold our stock while an NEO was more than 12 years ago.

No Hedging, Pledging or 10b5-1 Plans	è
Our policies prohibit directors, NEOs and other officers from entering into hedging transactions referencing the Company’s equity securities, holding Company securities in a margin account, or pledging Company securities as collateral for a loan. They also prohibit the use by those individuals of plans created pursuant to Rule 10b5-1 of the Securities Exchange Act which may otherwise have allowed such persons to sell our stock while in possession of material non-public information about us.

High Percentage of Performance-Based Compensation	è	88% of our CEO’s 2018 TDC is tied to achievement of pre‑set performance goals, with 64% of such 88% based on long-term performance over a three-year performance period.

MGIC Investment Corporation – 2019 Proxy Statement │ 31

Governance Policies and Best Practices — COMPENSATION DISCUSSION & ANALYSIS

Limited Perquisites	è	Our perquisites are very modest, ranging between approximately $800 and $6,400 in 2018 for our current NEOs.
Effective Use of Equity Compensation with Low Burn Rate and Dilution	è
The total equity awards granted to all participants under our 2015 Omnibus Incentive Plan in each of January 2018 and January 2019 represented approximately 0.5% of our outstanding shares at the prior December 31. The Company had the lowest dilution from outstanding awards among all companies in the Benchmarking Peer Group (calculated as outstanding equity awards on December 31, 2018, as a percentage of weighted average total shares outstanding). Based on a “burn rate” methodology that uses the average of the total awards granted (after applying a multiple of 2.5 for RSUs vs. options) and the weighted average number of shares outstanding during each of the last three completed years, our three-year average annual “burn rate” for 2016-2018 is approximately 1.2%.

Limited Change in Control Benefits	è
“Double trigger” is generally required for any benefits to be paid.
Equity awards may vest upon a change in control only if the Committee determines that the awards will not be assumed or replaced.
Cash severance does not exceed 2 times base salary plus bonus plus retirement plan accrual.
There is no excise tax gross-up provision.

Employment Agreements	è	None; only the limited provisions referred to above that are effective after a change in control.
“Clawback” Policy	è	Our “clawback” policy applies to cash incentive compensation as well as equity award compensation received by our NEOs and other executive officers.
Compensation Consultant	è
The Compensation Consultant is retained by the Committee and performs no services for the Company, other than the consulting services to the Committee regarding executive compensation and non-employee director compensation.

Compensation Risk Evaluation	è
Annually, the Committee reviews an executive compensation risk evaluation designed to ensure that our compensation programs do not motivate excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Omnibus Incentive Plan	è
Our 2015 Omnibus Incentive Plan, approved by shareholders, contains the following provisions:
•    No granting of stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant;
•    No re-pricing (reduction in exercise price) of stock options;
•    No cash buy-outs of underwater stock options;
•    No inclusion of reload provisions in any stock option grant;
•    No payment of dividends on performance shares before they are vested;
•    No single trigger vesting of awards upon a change in control in which the awards are assumed or replaced;
•    No recycling of shares withheld for tax purposes upon vesting;
•    No granting of more than 5% of the awards under the plan with a vesting period of less than one year; and
•    No Committee discretion to accelerate vesting of awards, except under certain limited instances like death, disability and retirement.

32 │ MGIC Investment Corporation – 2019 Proxy Statement

OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

In setting compensation, the Committee focuses on Total Direct Compensation (TDC). The objectives of our executive compensation program are to:

•	Attract and retain high-quality executives. We want a competitive pay opportunity that provides for:

◦	base salaries that are near the median of our Benchmarking Peers, and

◦	bonus and long-term equity awards that, when performance is strong, move TDC above the median of our Benchmarking Peers to motivate and reward strong performance.

•	Align executive compensation with long-term shareholder interests. We align compensation and long-term shareholder interests by:

◦	linking executive compensation to Company and executive performance; and

◦	paying a substantial portion of TDC in:

▪	bonuses that are at-risk and are based on specific goals that align payouts with Company performance, with quantitative financial metrics accounting for 75% of the bonus calculation; and

▪	long-term equity awards, with vesting based on a three-year quantitative performance goal that aligns payouts with Company performance and whose value directly reflects our stock price.

HOW WE MAKE COMPENSATION DECISIONS

Role of the Management Development, Nominating and Governance Committee

The Committee, which consists solely of independent directors, is responsible for overseeing the development and administration of our executive compensation program. The Committee approves the compensation of our CEO and our other senior executives, and performs other tasks including:

•	Reviewing and approving bonus and equity compensation goals and objectives;

•	Evaluating performance in light of these goals and objectives; and

•	Evaluating the competitiveness of the CEO’s total compensation package.

The Committee also supports the Board’s role in overseeing the risks facing the Company, as described in more detail above under “Committee Membership and Meetings — Board Oversight of Risk.”

The Committee is supported in its work by our CEO, our Chief Human Resources Officer, our General Counsel and the Committee’s Compensation Consultant, as described below. Our Chairman of the Board, who was previously our CEO but now is not a member of our management, regularly participates in meetings of the Committee.

Role of the Compensation Consultant

The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to advise it. While our Chief Human Resources Officer coordinates its assignments, the Compensation Consultant reports directly to the Committee; the Committee retains authority to approve the compensation of the Compensation Consultant, determine the nature and scope of its services and evaluate its performance. The Compensation Consultant provides no services to the Company other than the consulting services to the Committee regarding executive compensation and non-executive director compensation. The Committee may replace the Compensation Consultant or hire additional

MGIC Investment Corporation – 2019 Proxy Statement │ 33

How We Make Compensation Decisions — COMPENSATION DISCUSSION & ANALYSIS

consultants at any time. A representative of the Compensation Consultant attends meetings of the Committee, as requested.

The Committee retains the Compensation Consultant to help it evaluate and oversee our executive compensation program and to periodically review the compensation of our directors. In connection with our executive compensation program, the Compensation Consultant provides various services to the Committee, including advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program, including its relationship to performance.

The Compensation Consultant's work for the Committee during 2018 and early 2019 included:

•	An evaluation of NEO compensation compared to Benchmarking Peers;

•	Advice about the annual bonus plan, including the goals and target performance incorporated into the formula that is used to determine payouts;

•	Advice about the long-term equity incentive program, including the level of awards granted under the program and the vesting provisions;

•	Advice regarding “best practice” compensation practices;

•	Analysis of our peer group used to evaluate our executive compensation;

•	Simulations of quantitative pay-for-performance models and review of policy statements of a leading proxy governance firm;

•	An evaluation of the costs of change in control benefits for executives;

•	Review of drafts of the CD&A and related compensation tables for the Proxy Statement; and

•	An evaluation of compensation for the non-employee directors compared to our Benchmarking Peers.

The Committee has assessed the independence of the Compensation Consultant pursuant to SEC and New York Stock Exchange rules and concluded that its work for the Committee does not raise any conflict of interest.

Role of Officers

While the Committee is ultimately responsible for making all compensation decisions affecting our NEOs, our CEO participates in the process because the Committee views his input as necessary given his close day-to-day association with the other NEOs and his knowledge of our operations. Among other things, our CEO makes recommendations on the components of compensation for the NEOs, other than himself. Our CEO does not participate in the portions of Committee meetings regarding the review of his own performance or the determination of the amounts of his compensation or when the Committee members meet among themselves.

Our Chief Human Resources Officer and our General Counsel also participate in the Committee’s compensation process. Our Chief Human Resources Officer is responsible for coordinating the work of the Compensation Consultant for the Committee and the annual preparation of an executive compensation risk evaluation. He maintains knowledge of executive compensation trends, practices, rules and regulations and works with our General Counsel on related legal and tax compliance matters as well as on other matters related to executive compensation. The Committee receives information from management that includes: detailed breakdowns of the compensation of the NEOs; the amount, if any, that our NEOs realized during the period they were NEOs from sales of stock received upon vesting of equity awards; the total amount of stock and RSUs held by each NEO; and the other compensation information disclosed in this Proxy Statement.

34 │ MGIC Investment Corporation – 2019 Proxy Statement

BENCHMARKING

To provide the Committee with a framework for evaluating compensation levels for our NEOs against market practices, the Compensation Consultant periodically prepares reports analyzing compensation data for our Benchmarking Peers. In addition, each year we provide the Committee with information regarding market trends and expected executive base salary changes for the coming year. The compensation surveys that we reviewed and, with the concurrence of the Compensation Consultant, summarized in the aggregate for the Committee in connection with establishing base salaries for 2018 were published by AON Hewitt, Mercer Consulting, Willis Towers Watson and World at Work.

Recent Changes to our Peer Group

The U.S. mortgage insurance industry has only six public companies. Therefore, the Committee has found it necessary to include companies from outside the mortgage insurance industry when constructing our group of Benchmarking Peers. Historically, surety and title insurers have been included because, like mortgage insurers, they have significant exposure to the residential real estate market.

2017 Changes. While shareholders have not expressed concern with our Benchmarking Peer Group during our outreach meetings, the Committee periodically reviews the composition of the group. In 2017, the Committee added four companies to the group for several reasons, including the following:

•
Size of the Group. Due to the limited number of public companies in the mortgage, surety and title insurance industries, our 2016 peer group of ten companies was smaller than the peer groups of many other companies. In addition, the number was expected to decrease as one of the Benchmarking Peers had agreed to be acquired by a non-public company (that transaction remained pending as of December 31, 2018), and two of the other Benchmarking Peers have significantly decreased in size since 2008 as a result of the financial crisis. Because of the relatively small peer group size and the prospect of it becoming smaller, the Committee chose to increase the size of our peer group.

•
Composition of the Group. As noted above, our Benchmarking Peer Group had historically been composed of companies in the mortgage, surety and title insurance industries. However, recent talent acquisition has been from outside those industries; one of our NEOs and several of the officers we have most recently hired joined us from banking and mortgage finance companies. Therefore, the Committee determined that those industries should be represented in our peer group. In determining the companies to be added to our peer group, the Committee also considered which companies chose us as a peer; three of the four companies added chose us as a peer.

2018 Changes. Two of our peers merged in 2018, decreasing the size of our peer group to thirteen companies. At the recommendation of the Compensation Consultant, the Committee chose to not add additional companies to our peer group for purposes of benchmarking 2019 executive compensation.

MGIC Investment Corporation – 2019 Proxy Statement │ 35

Benchmarking — COMPENSATION DISCUSSION & ANALYSIS

Why the selected peers are appropriate for benchmarking purposes

Our Benchmarking Peer Group is shown below. We believe these companies are appropriate for benchmarking our executive compensation for the reasons shown in the table below.

MGIC Peer Group	Mortgage Insurer - Direct Competitor(1)	Direct Exposure to Residential Real Estate Market	Industry in which we Compete for Talent	Chose us as a Peer	Business
Ambac Financial Group, Inc.		X	X	X	Financial Guaranty Insurer
Arch Capital Group Ltd.	X	X	X		Includes Mortgage Insurer
Assured Guaranty Ltd.		X	X	X	Financial Guaranty Insurer
Essent Group Ltd.	X	X	X	X	Mortgage Insurer
Fidelity National Financial Inc.		X	X		Title Ins & Other R.E. Services
First American Fin'l Corp.		X	X		Title Ins & Other R.E. Services
Flagstar Bancorp Inc.		X	X		Mortgage Orig & Svg; Banking
Genworth Financial Inc.	X	X	X	X	Includes Mortgage Insurer
MBIA Inc.		X	X	X	Financial Guaranty Insurer
NMI Holdings Inc.	X	X	X	X	Mortgage Insurer
Ocwen Financial Corp.		X	X	X	Mortgage Svg & Lending
PennyMac Fin'l Services Inc.		X	X	X	Mortgage Svg & Lending
PHH Corporation(2)		X	X	X	Mortgage Svg & Lending
Radian Group Inc.	X	X	X	X	Mortgage Insurer

(1)	Parent companies of direct competitors whose overall results are principally or significantly impacted by these competitors.

(2)	Acquired by Ocwen Financial Corp. in 2018.

As shown in the table below, we are reasonably comparable in terms of market capitalization, revenues and CEO TDC to the companies in our Benchmarking Peer Group.

MGIC Percentile Rank Versus Benchmarking Peer Group
12/31/18 Market Capitalization	71st
2018 Revenue	55th
CEO TDC(1)	56th

(1)	Represents 2018 TDC for our CEO and 2017 TDC for our Benchmarking Peer Group because that was the latest TDC information available when this report was prepared.

Why we do not include property and casualty insurers in our Benchmarking Peer Group
A leading proxy advisory service compares our CEO's compensation to the compensation of CEOs in a peer group that it constructs for us. That peer group includes a number of property and casualty insurers. We do not include property and casualty insurers in our Benchmarking Peer Group because those companies: (1) are not subject to residential mortgage risk or the residential real estate market to the same extent as are we or our Benchmarking Peers, (2) are not the companies with which we compete for executive talent, and (3) do not select us as a benchmarking peer. In addition, we do not believe comparing us to that peer group is appropriate because we are generally larger in market capitalization and revenues: as of December 31, 2018, our market capitalization was in the 96th percentile of the constructed peer group and our revenues were in the 69th percentile of that group.

36 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Each of the components of our executive compensation is discussed below. To meet our objective of aligning compensation and shareholder interests, our executive compensation program includes an annual bonus program that is tied to Company performance, and long-term equity awards with vesting tied to Company performance and whose ultimate value reflects our stock price. As shown in the chart below, a large percentage (88.2%) of our CEO's TDC is at-risk through the annual bonus and long-term equity awards.

CEO 2018 Pay Mix (% of TDC)
At-Risk Performance-Based Pay: 88.2%

Base Salary

Our general philosophy is to target base salary range midpoints for our executive officers near the median levels of their Benchmarking Peer Group counterparts. In considering any change to our CEO’s compensation, including base salary, the Committee takes into account market competitiveness and its evaluation of his performance. Such evaluation is based in part on a CEO evaluation survey completed by each non-management director. Subjects covered by the evaluation include financial results, leadership, strategic planning, succession planning, community and industry involvement, and communications and relations with the Board. Base salary changes for our other NEOs are recommended to the Committee by the CEO based on his evaluation of each NEO’s performance and the base salary surveys referred to under “Benchmarking” above. The Committee approves changes in salaries for NEOs after taking into account the CEO’s recommendations and the Committee's independent judgment regarding the NEO gained through the Committee’s general contact with them, including contact through Board meetings.

In early April 2018, each current NEO received a merit salary increase of 3%.

Annual Bonus

The structure of our current bonus program, which has financial goals and business objectives, has been in effect since 2015, subject to minor adjustments. For 2018, we reduced the number of metrics to determine bonuses to five from the ten used in 2017. Feedback from an advisor to several of our shareholders suggested that ten metrics was a relatively large number that added complexity to the program and had the possibility of insulating pay from poor performance in any single metric.

Maximum Bonus Opportunity. Unchanged from 2017, the maximum bonus opportunities for 2018 were 3 times base salary for the CEO and 2.25 times base salary for the other NEOs. Bonus opportunity represents a multiple of the base salary amount approved by the Committee in January that becomes effective in March or April of the year for which the bonuses are awarded. Such base salary amounts will not be the same as the base salary amounts disclosed in the SCT

MGIC Investment Corporation – 2019 Proxy Statement │ 37

Components — Annual Bonus — COMPENSATION DISCUSSION & ANALYSIS

due to the effects of the March or April pay increases and variability in the number of pay periods in each calendar year. Based on our periodic assessment of our Benchmarking Peer Group, we have determined that these maximum bonus opportunities are appropriate to meet our objective that, when performance is strong, our bonus and long-term equity awards should move TDC above the median of our Benchmarking Peer Group to motivate and reward strong performance. In addition, in determining the TDC opportunity, the Committee has weighted bonus opportunities more heavily than base salaries because bonuses are more directly linked to Company performance.

As shown in the table below, our CEO's maximum bonus opportunity is in line with our Benchmarking Peers' practices. In October 2018, the Compensation Consultant provided a report including the following comparative data showing how our CEO’s 2017 maximum bonus opportunity, as a percentage of base salary, compares to the 2017 maximum bonus opportunities of the CEOs in our Benchmarking Peer Group. Comparisons for 2017 are shown because this compensation data was the latest available when the report was provided by the Compensation Consultant.

CEO Maximum Bonus Opportunity as a Percent of Base Salary
	2017 Benchmarking Peer Group
MGIC	25th percentile	Median	75th percentile
300%	240%	300%	402%

Calculation of 2018 Bonus. As shown in the table below, the bonus formula for 2018 had two financial performance goals (with a total weight of 75%) and three business objectives (with a total weight of 25%). Threshold, target and maximum performance levels were established for each financial performance goal. Actual performance at such levels would result in 0%, 50% and 100% achievement, respectively, for that goal, with actual achievement between these levels calculated by interpolation. The percentages determined by the Company’s actual 2018 performance for each financial performance goal were multiplied by assigned weights to determine a weighted score for that goal. For the business objectives, the Committee reviewed management’s written report of the Company’s activities with respect to each objective and the related score, which was accepted by the Committee.

2018 Bonus Percentage
					Maximum Possible Score (Weight)		Weighted Score
	2018 Performance Levels			Actual 2018
	Threshold	Target	Maximum			Score
Financial Performance Goals:
Return on Equity	10.0%	13.5%	17.0%	20.9%	60	60.0
New Insurance Written (billions)	$40.0	$49.1	$52.0	$51.1	40	33.8
Total					100%	93.8
Times: Total Weight of Financial Performance Goals						X 75%	70.3%

Business Objectives:
Capital Position	For a discussion of performance against these business objectives, see "Performance Against Business Objectives"
Manage Role of MI in Housing Policy
Develop Co-Workers
Total					100%	80.0
Times: Total Weight of Business Objectives						X 25%	20.0%
2018 Preliminary Bonus Percentage							90.3%

38 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus

The aggregate weighted financial and business performance scores resulted in a preliminary bonus percentage of 90.3%. The Committee has discretion to adjust the preliminary bonus percentage up or down by as much as 10 percentage points, but did not do so. The bonus percentage was multiplied by the aggregate maximum bonuses of the current NEOs to determine the amount of the total bonus pool, which the Committee is not required to allocate in full; it allocated the pool such that the CEO received 88% of his maximum bonus and the other current NEOs received an average of 90% of their maximum bonuses. Mr. Lane was awarded a bonus upon his retirement, based on the then-forecasted 2018 bonus percentage (85%), pro-rated for his employment period in 2018. The CEO recommends to the Committee a bonus for each of the other NEOs, which takes into account the bonus formula and the CEO’s evaluation of the NEO’s performance. The Committee, which has regular contact with the NEOs through their interaction with the Board, accepted the CEO’s recommendation and approved bonuses for the other NEOs.

Performance Against Business Objectives. As shown in the table below, in 2018, the Company achieved favorable results against the business objectives used to determine the 2018 bonuses of our NEOs.

Business Objective		Results
Capital Position - Manage and deploy capital to optimize creation of shareholder value.	»
Executed a $318 million insurance linked note transaction, which allows the Company to better manage its risk profile and provides a new source of capital.
Increased dividends from MGIC to our holding company from $140 million in 2017 to $220 million in 2018.
Initiated ratings from A.M. Best and received an A- rating.
Executed $175 million in share repurchases for more than 4% of our common stock outstanding.

Role in Housing Finance Industry - Preserve and expand the role of the Company and private mortgage insurance in housing finance policy.	»
Held leadership roles in key trade associations.
Continued to enhance the reputation of the Company and the industry relative to changing housing finance policy and a broader role for PMI.
Continued to play a leadership role in further development of the capital model of the National Association of Insurance Commissioners.

Develop Co-Workers - Develop and nurture a respected organization with a clear path of succession throughout using best practice talent management efforts.	»
Continued to build a robust talent development, review and succession mechanism for all management and key contributor positions, including promoting a new Chief Information Officer and hiring a new General Counsel and Chief Information Security Officer.

Setting Our Financial Performance Goals. The Committee chose return on equity and new insurance written as the financial performance goals used in the 2018 bonus plan to provide an incentive for bottom line and top line growth. In late 2017, our Investor Relations department engaged a consulting firm to conduct an investor perception study for us. Most investors (60-65%) responding to the survey indicated that they consider return on equity and book value growth to be the most appropriate measures of performance for the Company. These results confirmed to us the appropriateness of our use of a return on equity metric for the bonus plan and a book value growth metric for vesting of long-term equity awards. Following is a description of how the performance levels for our bonus plan's financial goals were established.

Return on Equity ("ROE")
As noted above, two of the objectives of our executive compensation program are to link compensation to Company performance and to design incentives so that the TDC of our NEOs moves above the median of our Benchmarking Peers when performance is strong. When the Committee established the ROE performance levels for the 2018 bonus plan, it considered those objectives and reviewed the ROEs earned by the Company's Benchmarking Peers, as well as those earned by a peer group constructed for MGIC by a leading proxy advisory service. The following table provides a comparison of the ROE performance levels for the Company's bonus plan to the benchmarks reviewed by the Committee.

MGIC Investment Corporation – 2019 Proxy Statement │ 39

Components — Annual Bonus — COMPENSATION DISCUSSION & ANALYSIS

The amount by which each of the Company's threshold, target and maximum ROE performance levels exceeded the average ROE earned by the peer groups, as well as the Company's cost of capital, confirmed the Committee's January 2018 view that the ROE performance levels were appropriately rigorous.

ROE Performance Levels for Company's Bonus Plan Compared to Benchmarks
Company's Threshold ROE (for no bonus payout)(1)	10.0%
Company's Target ROE (for 50% bonus payout)(1)	13.5%
Company's Maximum ROE (for 100% bonus payout)(1)	17.0%
Average 2017 ROE of Company's Benchmarking Peers(2)	6.0%
Average 2017 ROE of Peers Selected by a Leading Proxy Advisory Service(2)	7.0%

(1)
For purposes of the bonus plan, we calculate ROE as adjusted net operating income, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss). Adjusted net operating income is a non-GAAP measures of performance. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measures, see Appendix B.

(2)
Represents 2017 Net income available to common shareholder, adjusted (from Bloomberg), adjusted (generally upward) to reflect the pro forma effect of lower 2018 statutory federal income tax rates following the enactment of the Tax Act, divided by beginning shareholders' equity, excluding accumulated other comprehensive income (loss).

The Company's 2018 target ROE of 13.5% was approximately equal to the Company's actual 2017 ROE, adjusted (a) upward to reflect the lower 2018 statutory income tax rates (21% in 2018 compared to 35% in 2017), (b) downward to reflect the increase in beginning shareholders' equity before accumulated other comprehensive income (loss) ($3.2 billion in 2018 vs. $2.6 billion in 2017) and (c) downward to reflect the 2017 favorable development experienced in our loss reserves associated with insured mortgages that became delinquent prior to January 1, 2017 (no amount of favorable loss reserve development was forecast to occur in 2018).

New Insurance Written ("NIW") (billions)

MGIC 2018 NIW Performance Levels (billions)
Threshold (for no bonus payout)	Target (for 50% bonus payout)	Maximum (for 100% bonus payout)
$40.0	$49.1	$52.0

Our 2018 NIW target performance level of $49.1 billion was set equal to our 2017 actual NIW, while the maximum performance level required a 6% increase over our 2017 NIW. The target performance level reflected the significant challenges we faced, including intense price and other competition within our industry, and continued strong competition from the Federal Housing Administration and the Veterans Administration. In addition, at the time the bonus metrics were established, the 2018 mortgage origination market was expected to decline from 2017 levels due to declines in refinancing originations more than offsetting a small increase in purchase originations. Our actual NIW in 2017 was at the highest level since 2007 and increased by $1.2 billion over 2016 (a 2.5% increase).

40 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Annual Bonus

CEO 2018 Bonus Alignment and Benchmarking Results. The following chart illustrates that our CEO's bonuses have been reasonable when viewed in relationship to the strong growth in the Company's adjusted net operating income and have been reasonably aligned with the five-year increase in our stock price. The high volatility of our stock price (its three-year, monthly beta was in the 20th percentile of the Russell 3000 in February 2019 and our stock previously had the second highest beta in that index) makes it problematic to evaluate pay for performance alignment for us by measuring stock price performance over a single period.

Adjusted net operating income (loss) is a non-GAAP financial measure. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

The following chart demonstrates that the Company's ROE continued to well-exceed the average ROE of its Benchmarking Peers and the peer group constructed for the Company by a leading proxy advisory service. In addition, it was above the 90th percentile for both groups. The chart also demonstrates the reasonableness of our CEO's compensation, in terms of dollars of pretax income earned by the Company per dollar of TDC earned by the CEO, when compared to the average for those same peer groups. The Company's pretax income per dollar of CEO TDC was higher than any company in the two groups.

Reflects 2018 ROE for all companies, as reported by Bloomberg, which differs from the calculation of ROE for bonus purposes. Pretax Income per dollar of TDC reflects 2018 data for us and 2017 data for the peer groups because that was the latest TDC information available when this report was prepared.

MGIC Investment Corporation – 2019 Proxy Statement │ 41

Components — Long-Term Equity — COMPENSATION DISCUSSION & ANALYSIS

Long-Term Equity Awards

Background Considerations. Consistent with our belief that there should be a strong link between compensation and performance, long-term equity awards provide one of our most significant TDC opportunities. We emphasize this component of our executive compensation program because it aligns executives’ interests with those of shareholders by linking compensation to both company performance and stock price, while fostering a long-term planning horizon and supporting the retention of our leadership team. Long-term equity awards at their grant date value represented 57% of the 2018 TDC of our CEO and averaged 51% of the 2018 TDC of our other current NEOs.

Our CEO's long-term equity awards are in line with our Benchmarking Peers' practices. The following table shows how the Company's grant date value of long-term equity awards to our CEO compares to the awards to the CEOs of our Benchmarking Peer Group. Although still generally close to median, our percentile rank in 2018 was slightly higher due to the high stock price on the grant date of our awards in January 2018. As noted above, our stock’s volatility is in the 20th percentile of stocks in the Russell 3000. As a result of our stock price volatility, the date on which equity awards are made significantly affects the calculation of total compensation in the SCT and, as a result, the analysis of pay for performance alignment. For example, based on the high and low closing prices of our stock during 2018, the SCT value of the CEO’s 2018 equity grant would have ranged between approximately $2.5 million and $4.2 million.

MGIC's CEO Long-Term Equity Awards - Percentile Rank Among our Benchmarking Peers
	Target # of RSUs Granted(1)	Grant Date Value	MGIC Grant Date Stock Price	MGIC Percentile Rank(2)
2017 Long-Term Equity Awards	243,320	$2,532,961	$10.41	44th
2018 Long-Term Equity Awards	264,880	$4,187,753	$15.81	60th
2019 Long-Term Equity Awards	287,000	$3,375,120	$11.76	52nd

(1)	Represents a portion of the RSUs granted, calculated based on the probable outcome of the applicable performance conditions as of the grant date.

(2)	2017 awards are used for Benchmarking Peers because that is the most recent information that is available.

Below is a discussion of our 2018 long-term equity awards and a discussion of our 2017 and 2016 long-term equity awards, which is provided for comparison purposes and because a portion of the long-term equity awards granted in those years either vested based on 2018 performance or remain outstanding.

2018 and 2017 Long-Term Equity Awards. To align our long-term equity awards with the interests of shareholders, the 2018 and 2017 long-term equity awards granted to our NEOs reflect the following features:

Change		Explanation
100% Cliff Vesting	»	The 2018 and 2017 Book Value (BV) Awards only cliff vest after three years based on compound achievement of an adjusted book value per share growth goal.
100% BV Awards	»	The 2018 and 2017 BV Awards represent 100% of the equity awards to our NEOs in 2018 and 2017; no awards are time-vested.

The 2018 and 2017 BV Awards each cliff vest after three years based on achievement of a three-year cumulative adjusted book value ("ABV") per share growth goal that represents a 16.4% and 13.5% compound annual growth in ABV, respectively. Book value growth was chosen as the performance goal in part because of its simplicity and relevance to management and investors. Book value growth measures cumulative build-up of equity in the Company; we believe its use as a metric aligns executive compensation with the financial strength of the Company. As noted above, most investors responding to an investor perception study performed for us indicated that they consider return on equity and book value growth to be the most appropriate measures of performance for the Company. These results confirmed to us the appropriateness of our use of a book value growth metric for vesting of long-term equity awards.

42 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Components — Long-Term Equity

ABV per share is a non-GAAP financial measure. For a description of how we calculate this measure for each equity award and a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement.

The table below shows:

•	the three-year cumulative goal for vesting of the 2018 BV Awards and 2017 BV Awards, and

•	the 2018 and 2017 growth in ABV per share as calculated for the awards; no shares will vest until the end of the three-year performance period

Growth in Adjusted Book Value per Share for 2018 and 2017 Equity Awards
	3-year Cumulative Goal	2017-8 Actual Growth	2018 Actual Growth
2018 Equity Awards	$4.98		$1.81
2017 Equity Awards	$3.56	$2.83

Our standard terms for stock awards provide that retirement will not result in forfeiture of the awards if, among other requirements, the award recipient retires at or after age 62, has been employed by us for at least seven years and continues in our employment for no less than one year after the date of the award (the “employment continuation condition”). In recognition of Mr. Lane's contributions during his long-term service with the Company, the employment continuation condition associated with Mr. Lane's 2018 award was waived upon his retirement. The award remains subject to the performance condition described above.

2016 Performance-Based Long-Term Equity Awards – BV (Book Value) Awards. BV Awards represented 80% of the long-term equity awards granted in January 2016 to the CEO and NEOs who were Executive Vice Presidents ("EVPs"), and 60% of the awards to NEOs who were Senior Vice Presidents ("SVPs"). The three-year cumulative goal for 2016 equity awards represented a compound annual growth in ABV per share of 14.9%. ABV per share is a non-GAAP financial measure. For a description of how we calculate this measure and for a reconciliation of this measure to its nearest comparable GAAP measure, see Appendix B to this Proxy Statement. The table below shows:

•	the three-year cumulative goal for vesting of the 2016 BV Awards,

•	the 2018, 2017 and 2016 growth in adjusted book value per share as calculated for those awards, and

•	the resulting vesting percentages.

Growth in Adjusted Book Value per Share for 2016 Equity Awards
3-year Cumulative Goal	2016 Actual Growth	2016 Vesting % (vested in 2017)	2017 Actual Growth	2017 Vesting % (vested in 2018)	2018 Actual Growth	2018 Vesting % (vested in 2019)
$3.49	$0.94	26.9%	$1.44	39.8%	$1.61	33.3%

2016 Other Long-Term Equity Awards - CR (Combined Ratio) Awards. The remaining 20% of the long-term equity awards granted in January 2016 to the CEO and NEOs who were EVPs, and 40% of the awards to NEOs who were SVPs, vest through continued service during a three-year performance period, if the Combined Ratio is less than 40%. If the performance goal was not met for a particular year, the awards that were scheduled to vest that year would have been forfeited. The Combined Ratio goal was met in 2018, therefore, the portion of the 2016 awards that were scheduled to vest in February 2019 did vest.

With respect to all of the long-term equity awards, dividends are not paid currently, but when awards vest, a payment is made equal to the dividends that would have been paid had those vested awards been entitled to receive current dividends. We have not paid dividends since 2008.

MGIC Investment Corporation – 2019 Proxy Statement │ 43

Components — Pension Plan — COMPENSATION DISCUSSION & ANALYSIS

Pension Plan

Our executive compensation program includes a qualified pension plan and a supplemental executive retirement plan. We believe retirement plans are an important element of a competitive compensation program. These plans compute retirement benefits based only on current cash compensation (salary and annual bonus) and therefore do not include long-term incentives that can result in substantial increases in pension value. We also offer a broad-based 401(k) plan to which we make contributions in cash. A description of our pension plan can be found following the table titled “Pension Benefits at 2018 Fiscal Year-End” in “Compensation and Related Tables” below.

Perquisites

To avoid an entitlement mentality, the perquisites we provide are minimal, ranging from $800 to $6,400 in 2018 for our current NEOs. The 2018 perquisites included club dues and expenses, a parking space at our headquarters and spousal travel in connection with conferences attended by our CEO.

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAM

No Employment Agreements

Our CEO and other NEOs do not have employment agreements other than those discussed below that become effective upon a change in control.

Stock Ownership by Named Executive Officers

Stock Ownership Guidelines. We have stock ownership guidelines for our executive officers to encourage them to maintain an ownership interest in the Company and to mitigate potential risks from incentive arrangements. Stock considered owned consists of shares owned outright by the executive (including shares in the executive's account in our 401(k) plan), and unvested restricted stock and RSUs scheduled to vest within one year (assuming ratable vesting over the performance period).

The stock ownership guidelines require ownership of stock valued at six times base salary for our CEO and stock valued at three times base salary for the other NEOs. Until the guideline is met, an NEO must not dispose of the portion of shares received upon vesting of equity awards equal to the lower of 25% of the shares that vested and 50% of the shares that were received by the NEO after taking account of shares withheld to cover taxes.

Each of our NEOs is in compliance with our stock ownership policy. The table below shows the guidelines, shares considered owned as of December 31, 2018 for purposes of the guidelines, and the multiple of base salary represented by that ownership for our CEO and all other current NEOs.

	Guideline (value of shares)	Actual Ownership (value at 12/31/18)	Actual Ownership as a Multiple of Base Salary
CEO	$5,253,000	$12,868,593	14.7
Total Other Current NEOs	$5,473,500	$6,752,662	3.7

Equity Holding Post-Vesting Requirement. A portion of equity awards granted to our NEOs and other executive officers must not be sold for one year after vesting. The number of shares that must not be sold is the lower of 25% of the shares that vested and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. The holding period may end before one year if the officer is no longer required to report their equity transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

44 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS — Other Aspects

Excluding shares withheld from equity awards for income tax withholding, the last time any of our current or past NEOs sold our stock while an NEO was more than 12 years ago.

Hedging, Pledging and 10b5-1 Plan Prohibitions

Under our hedging policy, our directors, NEOs, other officers and certain other employees may not enter into hedging transactions referencing the Company’s equity securities, which for these purposes include, but are not limited to, vested and unvested RSUs and company stock held directly or indirectly. Under our pledging policy, those same individuals may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. Our insider trading policy prohibits the use by those individuals of plans created pursuant to Rule 10b5-1 of the Securities Exchange Act which, for example, may otherwise have allowed such persons to sell our stock while in possession of material undisclosed information about us.

“Clawback” Policy

Under our “clawback” policy, the Company will seek to recover from any NEO or other executive officer, to the extent the Committee deems appropriate, amounts associated with cash incentive compensation that was earned and equity awards that vested based on achievement of a performance goal if a subsequent financial restatement shows that such compensation should not have been paid.

Change in Control Provisions

Each of our NEOs is a party to a Key Executive Employment and Severance Agreement with us (a “KEESA”), as described in the section titled “Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below. No executive officer has an employment or severance agreement, other than a KEESA. The period for which our KEESAs provide employment protection ends on the third anniversary of the date of a change in control. Our KEESAs provide for a cash payment in two lump sums (or one lump sum if neither the Company nor any affiliate’s stock is publicly traded) only after both a change in control and a specified employment termination (a “double trigger”). Our KEESAs also provide for "double trigger" vesting of equity awards: there must be a change in control and an employment termination.

The agreements for our outstanding equity awards provide that the equity will not vest upon a change in control if the Committee reasonably determines in good faith prior to the occurrence of the change in control that the awards will be assumed or replaced by the employee’s employer immediately following the change in control with an alternative award meeting specified requirements.

Our KEESAs do not contain a gross-up by the Company for any excise tax payments resulting from payments upon a change in control. For participants with KEESAs effective on or after October 23, 2014, and/or who have reached age 62, payments under the KEESAs, or under any other agreement with or plan of the Company, are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment. For participants with KEESAs effective before October 23, 2014, and who are younger than age 62, payments under the KEESAs, or under any other agreement with or plan of the Company, are similarly reduced only if the resulting after-tax value to the participant of the total payments upon a change in control is greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes.

For additional information about our KEESAs, see “Compensation and Related Tables – Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below.

Tax Deductibility Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid during a year to certain covered executives. We expect the portion of 2018 compensation

MGIC Investment Corporation – 2019 Proxy Statement │ 45

Other Aspects — COMPENSATION DISCUSSION & ANALYSIS

exceeding $1 million for income tax purposes that we provide to our "covered employees" will not be deductible. For 2018, our covered executives were Messrs. Sinks, Mattke, Hughes, Lane and Mackey. The Committee considered the impact of this Internal Revenue Code rule in developing, implementing and administering our compensation program for 2018.

Prior to the enactment of the Tax Act, Section 162(m) generally exempted qualifying performance-based compensation from the $1 million annual deduction. The Tax Act included "grandfather" rules that apply to certain written binding contracts in effect as of November 2, 2017. Although the rules allowing this exemption are complex, we believe that a portion of our equity awards granted in 2016 and 2017 qualify as tax-deductible. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), there is no certainty that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will be deductible.

Beginning in 2018, as a result of the changes made to Code Section 162(m) by the Tax Act, our number of covered executives will increase to include the five executives listed above, plus any executive who serves as our Chief Executive Officer or Chief Financial Officer at any time on or after January 1, 2018, or who is among our three most highly compensated officers other than the Chief Executive Officer and Chief Financial Officer for any year beginning with 2018. The Committee will continue to consider the deductibility of compensation in light of the revisions to Code Section 162(m) by the Tax Act; however, the primary goals of the executive compensation program are to attract and retain high-quality executives and to align compensation with long-term shareholder interests.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change in control provisions of Section 280G of the Internal Revenue Code.

Process for Approving Compensation Components

The Committee's practice for many years has been to make equity awards and approve new salaries and bonuses at its meeting in late January, which normally follows our announcement of earnings for the prior year. The Committee also may approve changes in compensation at other times throughout the year.

The Committee has not adjusted executive officers' future compensation based upon amounts realized or forfeited pursuant to previous equity awards.

COMPENSATION COMMITTEE REPORT

Among its other duties, the Committee assists the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior officers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.

The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s Proxy Statement for its 2019 Annual Meeting of Shareholders.

Members of the Management Development, Nominating and Governance Committee:
Kenneth M. Jastrow, II, Chair
Cassandra C. Carr
Jodeen A. Kozlak
Michael E. Lehman

46 │ MGIC Investment Corporation – 2019 Proxy Statement

Summary Compensation Table — COMPENSATION AND RELATED TABLES

COMPENSATION AND RELATED TABLES

Summary Compensation Table

The following provides certain information about the compensation of our NEOs in 2016 through 2018. Other tables that follow provide more detail about the specific types of compensation.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Patrick Sinks	2018	868,635	4,187,753	2,311,300	588,738	15,100	7,971,526
President and Chief	2017	843,000	2,532,961	2,065,500	1,577,483	14,850	7,033,794
Executive Officer	2016	818,462	1,664,040	2,200,000	1,100,922	14,850	5,798,274
Timothy Mattke	2018	542,119	1,435,801	1,106,000	54,457	15,100	3,153,477
Executive Vice	2017	526,327	868,444	966,800	396,358	14,850	2,772,779
President and	2016	511,539	570,528	1,093,900	246,002	14,850	2,436,819
Chief Financial Officer
James Hughes	2018	408,769	1,435,801	834,000	126,953	15,100	2,820,623
Executive Vice	2017	365,081	868,444	729,000	469,507	14,850	2,446,882
President - Sales &	2016	268,477	219,155	460,000	289,428	16,128	1,253,188
Bus. Development(5)
Stephen Mackey	2018	460,765	1,435,801	940,000	49,299	24,500	2,910,365
Executive Vice	2017	447,373	868,444	801,500	52,884	24,050	2,194,251
President and Chief	2016	434,846	570,528	837,000	30,094	10,600	1,883,068
Risk Officer
Salvatore Miosi(6)	2018	398,550	1,435,801	813,000	84,115	15,100	2,746,566
Executive Vice
President - Business
Strategies & Operations(5)
Jeffrey Lane(7)	2018	624,821	1,435,801	723,000	138,929	215,100	3,137,651
Former Executive Vice	2017	831,085	868,444	997,800	731,088	14,850	3,443,267
President and	2016	815,385	570,528	1,128,000	455,896	14,850	2,984,659
General Counsel

(1)
Our equity awards are granted under programs described in "Components of our Executive Compensation Program — 2018 Long-Term Equity Awards” in our CD&A. The amounts shown in this column represent the grant date fair value of the restricted equity awards granted to NEOs in the years shown, computed in accordance with FASB ASC Topic 718. The fair value of restricted equity is based on the closing price of our Common Stock on the New York Stock Exchange on the date of grant, which was $15.81 in 2018, $10.41 in 2017 and $5.66 in 2016. The vesting of all of the awards represented in this column is subject to our meeting certain performance conditions. In accordance with the rules of the SEC, all of the figures in this column represent the value at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date. If the full value of the applicable awards for 2018, 2017 and 2016 were shown, assuming the highest levels of the applicable performance conditions were achieved, rather than an amount based upon the probable outcome of the applicable performance conditions, then the amounts shown would have been:

MGIC Investment Corporation – 2019 Proxy Statement │ 47

Summary Compensation Table — COMPENSATION AND RELATED TABLES

Name	2018	2017	2016
Patrick Sinks	$4,869,480	$3,206,280	$1,981,000
Timothy Mattke	1,669,536	1,099,296	679,200
James Hughes	1,669,536	1,099,296	249,040
Stephen Mackey	1,669,536	1,099,296	679,200
Salvatore Miosi	1,669,536	See Note (6)	See Note (6)
Jeffrey Lane(7)	1,669,536	1,099,296	679,200

Our standard terms for stock awards provide that retirement will not result in forfeiture of the awards if, among other requirements, the award recipient retires at or after age 62, has been employed by us for at least seven years and continues in our employment for no less than one year after the date of the award (the “employment continuation condition”). The Company waived the employment continuation condition associated with Mr. Lane's 2018 award. The value of Mr. Lane's 2018 award when the employment continuation condition was waived, based upon the probable outcome of the applicable performance conditions and the closing price of our Common Stock on the New York Stock Exchange on that date, had decreased from $1,435,801 to $1,100,859. The award remains subject to the performance condition described in “Components of our Executive Compensation Program — 2018 Long-Term Equity Awards” in our CD&A.

(2)
Our 2018 bonus program is described in "Components of our Executive Compensation Program — Annual Bonus” in our CD&A. The percentage of the maximum bonuses paid was calculated based on a formula that compares actual performance to threshold, target and maximum performance achievement levels for two different financial performance goals (each with specific weights and in total weighted 75%) and a subjective assessment of performance against three different business objectives. Our 2016 and 2017 bonus programs were structurally similar to the 2018 bonus program, but considered a greater number of financial performance goals and business objectives. All goals for the 2016-2018 bonus programs were considered and approved by the Management Development, Nominating and Governance Committee.

For Mr. Lane, the amount reflects the 2018 bonus payment made to him upon his retirement, based on the then-forecasted 2018 bonus percentage, pro-rated for his employment period in 2018.

(3)
The Company does not maintain a nonqualified deferred compensation plan for its employees. The amounts shown in this column reflect, if positive, the sum of (a) the aggregate change in present value of accumulated pension benefits during the year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan (“SERP”) when retirement benefits are also provided under the SERP, and (b) distributions the named executive officer received from our Qualified Pension Plan or SERP during the year.

The aggregate change in present value of accumulated pension benefits represents:

•
For other than Mr. Mackey, the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62, or current age if older than 62, and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of the year shown, and (b) the same calculation done as if the officer’s employment had ended one year earlier.

•
For Mr. Mackey, the difference between (a) the present value as of year-end of the accumulated benefit under the "Cash Component" (described following the table titled “Pension Benefits at 2018 Fiscal Year-End") of our Pension Plan, and (b) the same calculation as of the prior year-end.

•
For all years shown, the change in the present value of accumulated pension benefits between years represents the net result of (a) the officer being one year closer to the receipt of the pension payments, which generally means the present value is higher, and the annual pension payment (for Mr. Mackey, his accumulated benefit) is higher due to the additional benefit earned because of one more year (in the case of Mr. Lane, a partial year) of employment; (b) a change in actuarial assumptions used to calculate the benefit, primarily changes in the discount rate used to calculate the present value at the end of each of those years; (c) a decrease for the effect of distributions that the NEOs received from our Qualified Pension Plan or SERP; (d) an increase for (I) in the case of Mr. Sinks and Mr. Mattke, in-service distributions received from our SERP to pay their portion of social security taxes and related income tax from such distributions; and (II) in the case of Mr. Lane, post-retirement annuity payments from our Qualified Pension Plan; and (e) for Mr. Lane, the effects of the actual benefit election made upon retirement. For each NEO, the change for 2018, 2017 and 2016 consists of:

48 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION AND RELATED TABLES — Summary Compensation Table

	2018		2017		2016
Name	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors
Patrick Sinks	$(522,207)	$1,110,945	$570,271	$1,007,212	$176,166	$924,756
Timothy Mattke	(219,652)	274,109	173,042	223,316	56,713	189,289
James Hughes	(237,244)	364,197	222,500	247,007	76,065	213,363
Jeffrey Lane	(363,760)	502,689	418,569	312,519	96,390	359,506
Stephen Mackey	(2,083)	51,382	6,401	46,483	(426)	30,520
Salvatore Miosi	(208,703)	292,818	See Note (6)	See Note (6)	See Note (6)	See Note (6)
Jeffrey Lane	(363,760)	502,689	418,569	312,519	96,390	359,506

See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2018 for additional information regarding the assumptions made in arriving at these amounts.

See information following the table titled “Pension Benefits at 2018 Fiscal Year-End” below for a summary of our Pension Plan and our SERP.

(4)
Amounts in this column for 2018, other than for Mr. Lane, consist of matching 401(K) contributions and discretionary retirement plan contributions. Amounts in this column for 2018 for Mr. Lane consist of $200,000 of payments for post-retirement consulting services under a Consulting Agreement entered into with Mr. Lane in August 2018, and a matching 401(k) contribution and discretionary retirement plan contribution of $15,100.

(5)	NEO holds this position with Mortgage Guaranty Insurance Corporation, a wholly owned subsidiary of the Company, and not with the Company.

(6)	No compensation data is provided for the years prior to Mr. Miosi becoming an NEO.

(7) Mr. Lane retired in 2018. His “Salary” amount includes the payment of $39,332 he received for his accrued but unused vacation time.

MGIC Investment Corporation – 2019 Proxy Statement │ 49

Grants of Plan-Based Awards — COMPENSATION AND RELATED TABLES

2018 Grants of Plan-Based Awards

The following table shows the grants of plan-based awards to our NEOs in 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Type of Award	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Patrick Sinks	1/22/2018	Annual Bonus Incentive	1,313,250	2,626,500
	1/22/2018	Restricted Stock Units			264,880	308,000	4,187,753
Timothy Mattke	1/22/2018	Annual Bonus Incentive	614,700	1,229,400
	1/22/2018	Restricted Stock Units			90,816	105,600	1,435,801
James Hughes	1/22/2018	Annual Bonus Incentive	463,500	927,000
	1/22/2018	Restricted Stock Units			90,816	105,600	1,435,801
Stephen Mackey	1/22/2018	Annual Bonus Incentive	522,450	1,044,900
	1/22/2018	Restricted Stock Units			90,816	105,600	1,435,801
Salvatore Miosi	1/22/2018	Annual Bonus Incentive	451,913	903,825
	1/22/2018	Restricted Stock Units			90,816	105,600	1,435,801
Jeffrey Lane(4)	1/22/2018	Annual Bonus Incentive	634,725	1,269,450
	1/22/2018	Restricted Stock Units			90,816	105,600	1,435,801

(1)
Our Non-Equity Incentive Awards are described in "Components of our Executive Compensation Program — Annual Bonus” in our CD&A. This table does not include a "threshold" column because under our 2018 Non-Equity Incentive Awards, a zero payout was possible if threshold performance targets were not achieved.

(2)
For Equity Incentive Plan Awards, these are the Cliff BV Awards described in “Components of our Executive Compensation Program — 2018 Long-Term Equity Awards” in our CD&A. This table does not include a "threshold" column because under our 2018 Long-Term Equity Awards, a zero payout is possible if no adjusted book value per share growth is achieved.

(3)
All of the figures in this column represent the value of stock unit awards at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date. The grant date fair value is based on the New York Stock Exchange closing price on the day the award was granted.

(4)
Mr. Lane retired in August 2018. Our standard terms for stock awards provide that retirement will not result in forfeiture of the awards if, among other requirements, the award recipient retires at or after age 62, has been employed by us for at least seven years and continues in our employment for no less than one year after the date of the award (the “employment continuation condition”). The Company waived the employment continuation condition associated with Mr. Lane's 2018 award. The value of Mr. Lane's 2018 award when the employment continuation condition was waived, based upon the probable outcome of the applicable performance conditions and the closing price of our Common Stock on the New York Stock Exchange on that date, had decreased from $1,435,801 to $1,100,859. The award remains subject to the performance condition described in “Components of our Executive Compensation Program — 2018 Long-Term Equity Awards” in our CD&A.

50 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION AND RELATED TABLES — Outstanding Equity Awards

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table shows our NEOs’ equity awards outstanding on December 31, 2018.

			Equity Incentive Plan Awards
Name	Number of Shares or Units That Have Not Vested(1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Patrick Sinks	—	—	732,574	7,662,724
Timothy Mattke	—	—	251,168	2,627,217
James Hughes	—	—	225,860	2,362,496
Stephen Mackey	—	—	251,168	2,627,217
Salvatore Miosi	5,868	61,379	219,992	2,301,116
Jeffrey Lane	0	0	251,168	2,627,217

(1)
Consists of restricted equity granted to Mr. Miosi on January 25, 2016, prior to his becoming an NEO. Those awards vest in February in each of the first three years following the grant date year and are not subject to performance targets.

(2)	Based on the closing price of the Common Stock on the New York Stock Exchange at 2018 year-end, which was $10.46.

(3)	Consists of:

(a)
Performance-based restricted equity granted January 22, 2018 that will cliff vest in February 2021 based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see "Components of our Executive Compensation Program - 2018 Long Term Equity Awards" in our CD&A.

(b)
Performance-based restricted equity granted January 23, 2017 that will cliff vest in March 2020 based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see "Components of our Executive Compensation Program - 2017 Long Term Equity Awards" in our CD&A.

(c)
Performance-based restricted equity granted January 25, 2016 that will vest in March in each of the first three years following the grant date based on achievement of a three-year cumulative goal for growth in adjusted book value per share. For more information, see “Components of our Executive Compensation Program — 2016 Performance-Based Long-Term Equity Awards – BV (Book Value) Awards” in our CD&A.

(d)
Other restricted equity granted January 25, 2016 (other than to Mr. Miosi); in each case, one-third of the units awarded will vest in February in each of the first three years following the grant date if we meet certain performance targets.

The number of units that are included in this column is a representative number of units that would vest based on performance for the last completed year (2018), or if the payout is based on performance to occur over more than one year, the last completed fiscal years over which performance is measured.

MGIC Investment Corporation – 2019 Proxy Statement │ 51

Stock Vested — COMPENSATION AND RELATED TABLES

2018 Stock Vested

The following table shows the vesting of grants of plan based stock awards to our NEOs in 2018. There were no options exercised in 2018.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Patrick Sinks	251,347	3,490,669
Timothy Mattke	86,176	1,196,799
James Hughes	31,033	431,877
Stephen Mackey	56,208	765,743
Salvatore Miosi	31,033	431,877
Jeffrey Lane	86,176	1,196,799

(1)
Value realized is the market value at the close of business on the vesting date. None of our named executive officers sold any shares in 2018 though some shares that vested were withheld to pay taxes due as a result of the vesting of the shares.

52 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION AND RELATED TABLES — Pension Benefits

Pension Benefits at 2018 Fiscal Year-End

The following table shows the present value of accrued pension plan benefits for our NEOs as of December 31, 2018.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Patrick Sinks	Qualified Pension Plan	40.4	3,132,876	—
	Supplemental Executive Retirement Plan	40.4	3,981,141	28,113
Timothy Mattke	Qualified Pension Plan	12.6	824,152	—
	Supplemental Executive Retirement Plan	12.6	227,289	9,823
James Hughes	Qualified Pension Plan	31.3	1,984,125	—
	Supplemental Executive Retirement Plan	31.3	196,446	—
Stephen Mackey	Qualified Pension Plan	3.5	102,492	—
	Supplemental Executive Retirement Plan	3.5	36,988	—
Salvatore Miosi	Qualified Pension Plan	30.7	1,347,198	—
	Supplemental Executive Retirement Plan	30.7	158,247	—
Jeffrey Lane(4)	Qualified Pension Plan	22.0	2,543,060	51,968
	Supplemental Executive Retirement Plan	22.0	2,628,981	—

(1)	See below for a summary of these plans.

(2)
The amount shown in this column, for other than Mr. Mackey, is the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under the Qualified Pension Plan and SERP may be received), or current age if older than 62, and continuing for his life expectancy determined at the end of 2018, and by assuming that the officer’s employment with us ended on the last day of that year. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2018 for the discount rate used to calculate the present value of benefits under these plans. The amount shown in this column for Mr. Mackey is the present value as of December 31, 2018 of the accumulated benefit under the "Cash Component" (described below) of our Pension Plan, assuming retirement at age 65 (the earliest age at which unreduced benefits may be received under the Cash Component of the Pension Plan).

(3)
For Mr. Sinks and Mr. Mattke, the amount shown in this column represents distribution amounts received from the MGIC SERP during the fiscal year ended December 31, 2018, to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2018, as well as amounts distributed to cover the income tax thereon. For Mr. Lane, the amount shown in this column represents post-retirement annuity payments paid during 2018.

(4)	Includes an annual benefit of $34,000 credited to Mr. Lane as part of his initial employment. This amount represents $393,462 of the present value of Mr. Lane’s benefits.

The Pension Plan has been redesigned, effective January 1, 2014. As described below, under the redesigned Pension Plan and SERP, employees hired after December 31, 2013 accrue retirement benefits under a cash balance formula (the “Cash Balance Component”). Employees hired prior to January 1, 2014 continued to accrue benefits under the current Pension Plan design through December 31, 2018 (the “Prior Plan Component”). Effective January 1, 2019, all participants will accrue benefits under the Cash Balance Component.

Named Executive Officers Hired Prior to January 1, 2014

During 2018, the NEOs (other than Mr. Mackey, who was hired in 2015) continued to accrue benefits under the Prior Plan Component. Under the Pension Plan and the SERP taken together within the Prior Plan Component, those executive officers each earn an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. Eligible compensation is limited to salaries, wages, cash bonuses (which for this purpose also includes payments listed in the Non-Equity Incentive Compensation Plan column in the Summary Compensation Table), and the portion of cash bonuses deferred and converted to restricted equity bonuses (applicable for bonuses for 1999 through 2006 performance). At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years

MGIC Investment Corporation – 2019 Proxy Statement │ 53

Pension Benefits — COMPENSATION AND RELATED TABLES

of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated. Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable in monthly installments or a lump-sum upon retirement at or after age 65 with at least five years of service (age 62 if the employee has completed at least seven years of service). Any supplemental executive retirement benefits are payable in a lump sum six months after service with the company ends. In addition, reduced benefits are payable beginning at any age following termination. Mr. Sinks is eligible for his full retirement benefits.

If the employment of our active NEOs (other than Mr. Mackey) terminated effective December 31, 2018, the annual amounts payable to them at age 62 (or current age if older than 62) under the Pension Plan and the SERP would have been Mr. Sinks – $220,000; Mr. Mattke – $130,918; Mr. Hughes –$174,352; and Mr. Miosi – $142,156 and the lump-sum payment for supplemental executive retirement benefits would have been: Mr. Sinks – $3,971,936; Mr. Mattke – $513,867; Mr. Hughes – $245,686; and Mr. Miosi – $237,656. As of December 31, 2018, Mr. Sinks was eligible to receive this level of benefit because he was age 62 and had more than seven years' tenure. As of December 31, 2018, Messrs. Mattke, Hughes and Miosi were each eligible to receive reduced benefits under these plans upon termination of employment. If their employment had been terminated effective December 31, 2018, the annual amounts payable under these plans had each one elected to begin receiving annual payments immediately would have been: Mr. Mattke – $18,984; Mr. Hughes – $119,436; and Mr. Miosi – $45,420; and the lump-sum payment for supplemental executive retirement benefits would have been: Mr. Mattke – $162,451; Mr. Hughes – $185,762; and Mr. Miosi – $118,605. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

Named Executive Officers Hired on or after January 2, 2014

Mr. Mackey's accumulated benefit in the Cash Balance Component of the Pension Plan is based on an annual credit of 4% of his plan eligible compensation (described above) and an annual interest credit based on the yield of the 30-year Treasury securities. Similar to the Prior Plan Component of the Pension Plan, benefits in excess of the qualified plan are eligible for accrual in the SERP. Benefits in the Cash Balance Component fully vest upon the earlier of three years of service or attainment of normal retirement age. If the employment of Mr. Mackey terminated effective December 31, 2018, the annual amounts payable to him at age 65 under the Pension Plan and the SERP would have been $10,161 and the lump-sum payment for supplemental executive retirement benefits would have been $48,755. As of December 31, 2018, Mr. Mackey was eligible to receive reduced benefits under these plans upon termination of employment. If his employment had been terminated effective December 31, 2018, the annual amounts payable under these plans had he elected to begin receiving annual payments immediately would have been $7,198 and the lump-sum payment for supplemental executive retirement benefits would have been $39,488. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

54 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION AND RELATED TABLES — Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated value of payments to each of the NEOs assuming the triggering event or events indicated occurred on December 31, 2018.

Name	Termination Scenario	Total ($)	Cash Payment(1) ($)	Value of Restricted Equity and Stock Options that will Vest on an Accelerated Basis(2) ($)	Value of Restricted Equity and Stock Options Eligible for Continued Vesting(2) ($)	Value of Other Benefits(3) ($)
Patrick Sinks	Change in control with qualifying termination	11,531,789	3,691,152	7,662,724	—	177,913
	Change in control without qualifying termination	—	—	—	—	—
	Retirement	4,441,044	—	—	4,441,044	—
	Death	7,662,724	—	7,662,724	—	—
Timothy Mattke	Change in control with qualifying termination	4,890,697	2,106,269	2,627,217	—	157,211
	Change in control without qualifying termination	—	—	—	—	—
	Death	2,627,217	—	2,627,217	—	—
James Hughes	Change in control with qualifying termination	2,386,254	—	2,362,496	—	23,758
	Change in control without qualifying termination	—	—	—	—	—
	Death	2,362,496	—	2,362,496	—	—
Stephen Mackey	Change in control in qualifying termination	3,048,448	275,006	2,627,217	—	146,225
	Change in control without qualifying termination	—	—	—	—	—
	Death	2,627,217	—	2,627,217	—	—
Salvatore Miosi	Change in control in qualifying termination	2,448,298	—	2,362,496	—	85,802
	Change in control without qualifying termination	—	—	—	—	—
	Death	2,362,496	—	2,362,496	—	—
Jeffrey Lane	Retirement	3,675,484	—	—	2,952,484	723,000

(1)
As described further in “Change in Control Agreements and Severance Pay” below, each of our current NEOs is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years after the change in control by the Company other than for cause, death or disability or by the executive for good reason. Amounts are payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

For KEESA participants who have reached age 62 or whose KEESAs are dated after October 22, 2014, payments under the KEESAs were capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payment. For KEESA participants who are younger than age 62 and whose KEESAs are dated on or before October 22, 2014, payments under the KEESAs are similarly reduced only if the resulting after-tax value to the participant of the total payments upon a change in control was greater than the after-tax value to the participant if the cash payments were not so reduced with the participant responsible for the excise taxes. Cash payments were reduced as follows: Mr. Sinks — $2,149,171; Mr. Mattke — $879,608; Mr. Hughes — $2,273,989; Mr. Mackey — $2,434,365; and Mr. Miosi — $2,207,894. Other benefits were reduced as follows: Mr. Hughes — $113,684; and Mr. Miosi — $50,386.

(2)
For other than Mr. Lane, the value attributed to restricted equity that accelerates or is eligible for continued vesting is calculated using the closing price on the New York Stock Exchange on December 31, 2018 (which is a higher valuation than that specified by IRS regulations for tax purposes).

MGIC Investment Corporation – 2019 Proxy Statement │ 55

Payments Upon Termination or Change in Control — COMPENSATION AND RELATED TABLES

Mr. Lane retired on August 31, 2018. Our standard terms for stock awards provide that retirement will not result in forfeiture of the awards if, among other requirements, the award recipient retires at or after age 62, has been employed by us for at least seven years and continues in our employment for no less than one year after the date of the award (the “employment continuation condition”). At his retirement date, Mr. Lane had 145,568 outstanding restricted stock units that were eligible for continued vesting by their terms. Those units were valued at the stock price on his retirement date and are expected to vest if certain performance conditions are met as follows: 39,968 units awarded in January 2016 vested in the first quarter of 2019; and 105,600 units awarded in January 2017 are expected to vest in February 2020.

The Company waived the employment continuation condition associated with the 105,600 restricted units awarded to Mr. Lane in January 2018. The value of Mr. Lane's 2018 award when the employment continuation condition was waived, based upon the probable outcome of the applicable performance conditions and the closing price of our Common Stock on the New York Stock Exchange on that date, was $1,100,859. The award remains subject to the performance condition described in “Components of our Executive Compensation Program — 2018 Long-Term Equity Awards” in our CD&A.

(3)
For other than Mr. Lane, in connection with a change in control, other benefits include three years of health and welfare benefits, outplacement costs, and an allowance for tax, legal and accounting fees.

For Mr. Lane, the amount reflects the 2018 bonus payment made to him upon his retirement, based on the then-forecasted 2018 bonus percentage, pro-rated for his employment period in 2018.

For an estimate of the value of pension benefits for an NEO upon retirement, please see the Pension Benefits Table.

Change in Control Agreements and Severance Pay

Key Executive Employment and Severance Agreement: Each of our NEOs is a party to a KEESA. If a change in control occurs and the executive’s employment is terminated within three years after the change in control (this period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his employment for good reason, the executive is entitled to receive a termination payment of twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions to our tax‑qualified defined contribution plan, subject to reduction as described below. This termination payment is payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced by an amount corresponding to the portion of the employment period that has elapsed since the date of the change in control. The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors. The KEESAs also impose confidentiality obligations on our executives.

Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive’s position or working conditions.

While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefit plans. Such benefits include life insurance benefits made available to salaried employees generally and

56 │ MGIC Investment Corporation – 2019 Proxy Statement

COMPENSATION AND RELATED TABLES — Payments Upon Termination or Change in Control

other benefits provided to executives of comparable rank, including stock awards, supplemental retirement benefits and periodic physicals. The value of these benefits cannot be less than 75% of the value of comparable benefits prior to the change in control, except that if the new parent company does not provide stock‑based compensation to executives of its U.S. companies of comparable rank, this type of benefit need not be provided and the 75% minimum for other benefits is raised to 100%. If the executive experiences a qualified termination, he is entitled to continued life and health insurance for the remainder of the employment period or, if earlier, the time he obtains similar coverage from a new employer, outplacement services and up to a total of $10,000 to cover tax preparation, legal and accounting services relating to the KEESA termination payment.

Our KEESAs were modified in 2014 to remove the gross-up by the Company for excise tax payments resulting from payments upon a change in control. The form of KEESA is filed as an exhibit to our Form 10-K for the year ended December 31, 2014. The foregoing description is only a summary and is qualified by the actual terms of the KEESA.

Post-Termination Vesting of Certain Restricted Equity Awards: In general, our restricted equity awards outstanding as of December 31, 2018 are forfeited upon a termination of employment, other than as a result of the award recipient’s death (in which case the entire award vests). In general, if employment termination occurs after age 62 for a recipient who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the recipient enters into a non-competition agreement with us. One of our current NEOs is 62 or older.

Our equity awards provide that the equity will not vest upon a change in control if the Committee reasonably determines in good faith prior to the occurrence of the change in control that the awards will be assumed or replaced by the employee’s employer immediately following the change in control with an alternative award meeting specified requirements. For purposes of the table above, we assume that the awards will be so assumed or replaced.

Severance Pay: Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

MGIC Investment Corporation – 2019 Proxy Statement │ 57

2018 CEO Pay Ratio

The following table provides the ratio of the median of the annual total compensation of all of our employees, except the CEO, to the annual total compensation of the CEO.

Median of the 2018 Annual Total Compensation of all of our Employees, except the CEO	2018 Annual Total Compensation of the CEO	Ratio of the Median of the 2018 Annual Total Compensation of all of our Employees, except the CEO, to the Annual 2018 Total Compensation of the CEO
$ 90,459	$ 7,989,866	1:88

The 2018 Annual Total Compensation of the median employee, and the 2018 Annual Total Compensation of the CEO, were calculated in accordance with the rules applicable to the SCT, adjusted to include the value of tax-exempt health benefits provided by us.

The Company is using the same median employee for calculating the 2018 CEO pay ratio that it used for calculating the 2017 CEO pay ratio. Our median 2017 employee was determined by considering, for each employee employed by us as of December 31, 2017, the sum of “pension eligible compensation” and the "change in pension value" during 2017. “Pension eligible compensation” includes base wages, commission, overtime pay and bonuses paid in 2017. The "pension eligible compensation" is derived from our payroll records. The "change in pension value" is calculated in the same manner as it is for the SCT and is provided by our pension consultant.

There have been no changes to the Company's employee population or compensation arrangements for 2018 that the Company believes would significantly impact the pay ratio disclosure. Changes in actuarial assumptions can cause large fluctuations in the change in pension value of our employees from year-to-year. In 2018, the median employee's total compensation included no increase in pension value, compared to an increase of approximately $50,000 in 2017.

OTHER MATTERS

Related Person Transactions

Among other things, our Code of Business Conduct prohibits us from entering into transactions in which our “Senior Financial Officers,” executive officers, or their respective immediate family members have a material personal financial interest (either directly or through a company with which the officer has a relationship) unless all of the following conditions are satisfied:

•	the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;

•	the existence and nature of the interests of the officer are fully disclosed to and approved by the Audit Committee; and

•	the interested officer has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

The Code defines a material interest as one in which our officer is a director or officer of the counterparty to the transaction, or our officer or a member of our officer’s immediate family has a financial interest in such counterparty that has a value of at least 10% of the value of such counterparty. Our Audit Committee does not consider payments and benefits arising in the ordinary course of employment with us, or through services as a director, to be “transactions” subject to its approval.

58 │ MGIC Investment Corporation – 2019 Proxy Statement

OTHER MATTERS

In addition, the Code requires Audit Committee approval of all transactions with any director or a member of the director’s immediate family, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-management directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

We have used the law firm of Foley & Lardner LLP as our principal outside legal counsel since the founding of our predecessor company in 1957. Mr. Lane, our former General Counsel who retired in 2018, was formerly a partner of that law firm and his wife is currently a partner in that law firm. In 2018, Foley & Lardner was paid $594,737 by us and our consolidated subsidiaries for legal services. Our Audit Committee had been advised by our former General Counsel that his wife does not have a material interest in Foley & Lardner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC. Based in part on statements by the directors and executive officers, we believe that all Section 16(a) forms were timely filed by our directors and executive officers in 2018.

MGIC Investment Corporation – 2019 Proxy Statement │ 59

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2018. The Audit Committee discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301. The Audit Committee also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding auditor-audit committee communications about independence and discussed with PwC their independence from MGIC Investment Corporation and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.

Members of the Audit Committee:
Michael E. Lehman, Chair
Daniel A. Arrigoni
Timothy A. Holt
Melissa B. Lora
Gary A. Poliner

60 │ MGIC Investment Corporation – 2019 Proxy Statement

ITEM 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2019. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.

Audit and Other Fees

For the years ended December 31, 2018 and 2017, PwC billed us fees for services of the following types:

	2018	2017
Audit Fees	$2,328,800	$2,200,000
Audit-Related Fees	107,140	101,075
Tax Fees	35,778	35,784
All Other Fees	3,870	3,870
Total Fees	$2,475,588	$2,340,729

Audit Fees include PwC’s review of our quarterly financial statements and audit of our year-end financial statements and internal controls over financial reporting. Audit-Related Fees include the preparation of a SOC2 report (SOC is an abbreviation for Service Organization Controls). Tax Fees include a review of our tax returns. All Other Fees include subscription fees for an online library of financial reporting and assurance literature.

The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee’s policy regarding pre-approval of audit and allowable non-audit services to be provided by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement. If we desire the auditor to provide a service that is not in either category, the service may be presented for pre-approval by the Committee at its next meeting or may be pre-approved by the Chairperson (or another Committee member designated by the Committee). The Committee member approving the service will be given detail regarding the service equivalent to the detail that would be given to the Committee, and the Committee will be notified of the approved service at its next regularly scheduled meeting. We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved. The Audit Committee pre-approved all of the services that PwC provided in 2018.

MGIC Investment Corporation – 2019 Proxy Statement │ 61

ITEM 3 — RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will not be counted as votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM. PROXY CARDS AND VOTING INSTRUCTION FORMS WILL
BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS
ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

HOUSEHOLDING

The broker, bank or other nominee for any shareholder who holds shares in “street name” and is not a shareholder of record may deliver only one copy of this Proxy Statement and the Annual Report to Shareholders to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders, now or in the future, should submit a request to MGIC by telephone at (414) 347-6480 or by submitting a written request to Investor Relations, MGIC Investment Corporation, P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report to Shareholders and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

62 │ MGIC Investment Corporation – 2019 Proxy Statement

APPENDIX A — GLOSSARY

GLOSSARY OF TERMS AND ACRONYMS

Term	Description
Benchmarking Peer Group / Benchmarking Peers	The peer group used by the Committee to benchmark 2018 executive compensation.
CD&A	Compensation Discussion & Analysis.
Combined Ratio	The sum of the Loss Ratio and Expense Ratio.
Committee	The Management Development, Nominating and Governance Committee of our Board.
Compensation Consultant	Frederic W. Cook & Co., the Committee’s independent compensation consultant.
EVP	Executive Vice President.
Expense Ratio	Combined insurance operations underwriting expenses divided by net premiums written for the year.
Loss Ratio
Direct (before reinsurance) incurred losses divided by direct earned premiums, in both cases for our MGIC subsidiary's primary new insurance written for the year; incurred losses exclude the effect of losses incurred on notices of default that have not yet been reported to us, which is commonly known as "IBNR."

MGIC	Our wholly-owned subsidiary, Mortgage Guaranty Insurance Corporation.
Named Executive Officers
Our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. The NEOs are the officers listed in the SCT. For 2018, the NEOs also included our former General Counsel.

NEOs	Named Executive Officers.
NIW	Direct new insurance written (before the effects of reinsurance).
ROE
Return on Equity. Unless otherwise indicated, ROE is calculated as Adjusted Net Operating Income divided by beginning of the year shareholders' equity, excluding accumulated other comprehensive income (loss).

RSUs	Restricted Stock Units.
SCT	Summary Compensation Table that appears on page 47.
Tax Act	The U.S. tax reform enacted on December 22, 2017 and commonly referred to as the "Tax Cuts and Jobs Act."
TDC	Total direct compensation, which consists of base salary, bonus (or non-equity incentive compensation) and equity awards (valued at their grant date value reported in the SCT).

Appendix A - 1

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES

We believe that use of the Non-GAAP measures of adjusted net operating income and adjusted net operating income per diluted share facilitates the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be viewed as alternatives to GAAP measures of performance. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

Adjusted net operating income is defined as GAAP net income excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items, where applicable, which include the effects of changes in our deferred tax valuation allowance. The amounts of adjustments to components of pre-tax operating income are tax effected using a federal statutory tax rate of 21% for 2018 and 35 for 2017 and 2016%.

Adjusted net operating income per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share, by dividing (i) adjusted net operating income after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted net operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities or (2) impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends, or both. These excluded items, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these excluded items.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

(4)
Infrequent or unusual non-operating items. Our income tax expense for 2017 reflects the remeasurement of our net deferred tax assets to reflect the lower corporate income tax rate under the Tax Act. Our 2018, 2017 and 2016 income tax expense also includes amounts related to our IRS dispute and is related to past transactions which are non-recurring in nature and are not part of our primary operating activities.

Appendix B - 1

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income

	Years Ended December 31,
	2018			2017			2016
(In thousands)	Pre-tax	Tax provision (benefit)	Net (after-tax)	Pre-tax	Tax provision (benefit)	Net (after-tax)	Pre-tax	Tax provision (benefit)	Net (after-tax)
Income before tax / Net income	$844,150	$174,053	$670,097	$784,496	$428,735	$355,761	514,714	172,197	342,517
Adjustments:
Additional income tax provision related to the rate decrease included in the Tax Act	—	—	—	—	(132,999)	132,999	—	—	—
Additional income tax provision related to IRS litigation	—	2,462	(2,462)	—	(29,039)	29,039	—	(731)	731
Net realized investment losses (gains)	1,353	284	1,069	(231)	(81)	(150)	(8,921)	(3,122)	(5,799)
Loss on debt extinguishment	—	—	—	65	23	42	90,531	31,686	58,845
Adjusted pre-tax operating income /
Adjusted net operating income	$845,503	$176,799	$668,704	$784,330	$266,639	$517,691	$596,324	$200,030	$396,294

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share

	Years Ended December 31,
	2018			2017			2016
Weighted average diluted shares outstanding			386,078			394,766			431,992
Net income per diluted share			$1.78			$0.95			$0.86
Additional income tax provision related to the rate decrease included in the Tax Act			—			0.34			—
Additional income tax provision related to IRS litigation			(0.01)			0.07			—
Net realized investment losses (gains)			—			—			(0.01)
Loss on debt extinguishment			—			—			0.14
Effect of change in deferred tax asset valuation allowance			—			—			—
Adjusted net operating income per diluted share(1)			$1.78			$1.36			$0.99

(1)	For the year ended December 31, 2018, the Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share does not foot due to rounding of the adjustments.

Appendix B - 2

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Book Value per Share to Adjusted Book Value ("ABV") per Share

The grant documents for each of the 2018, 2017 and 2016 equity awards provide for certain specific eliminations to be made in arriving at ABV per share. In addition, the Omnibus Incentive Plans under which the awards were made provide for various adjustments in addition to those specified above that are automatically taken into account in the determination of book value per share, unless the Committee provides within specified timeframes that one or more such adjustments are to be excluded. Following is the reconciliation of book value per share to ABV per share used in determining vesting of each of the 2018, 2017 and 2016 equity awards.

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2018 Equity Awards

(In thousands, except per share amounts)	2018	2017
Shareholders' Equity (Book Value)	$3,581,891	$3,154,526
Divided by Shares Outstanding	355,371	370,567
Book Value per Share	$10.08	$8.51

Adjusted Book Value for 2018 Equity Awards (from below)	$3,878,684	$3,198,309
Divided by Shares Outstanding (from below)	371,353	370,567
Adjusted Book Value per Share for 2018 Equity Awards	$10.44	$8.63

Shareholders' Equity (Book Value)	$3,581,891	$3,154,526
Litigation Accruals	(2,462)	—
Common Stock Repurchases	175,059	—
Accumulated Other Comprehensive Loss ("AOCL")	124,214	43,783
Tax Law and Change in Accounting Principle	(18)	—
Adjusted Book Value for 2018 Equity Awards	$3,878,684	$3,198,309

Shares Outstanding	355,371	370,567
Common Stock Repurchases	15,982	—
Adjusted Shares Outstanding	371,353	370,567

Appendix B - 3

APPENDIX B — RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2017 Equity Awards

(In thousands, except per share amounts)	2018	2017	2016
Shareholders' Equity (Book Value)	$3,581,891	$3,154,526	$2,548,842
Divided by Shares Outstanding	355,371	370,567	340,663
Book Value per Share	$10.08	$8.51	$7.48

Adjusted Book Value for 2017 Equity Awards (from below)	$3,908,741	$3,349,765	$2,623,942
Divided by Shares Outstanding (from below)	371,353	370,567	340,663
Adjusted Book Value per Share for 2017 Equity Awards	$10.53	$9.04	$7.70

Shareholders' Equity (Book Value)	$3,581,891	$3,154,526	$2,548,842
Change in Tax Rate	(121,399)	—	—
Conversion of 2020 Convertible Debt	—	42	—
Common Stock Repurchases	175,101	—	—
Litigation Accruals	26,577	29,039	—
Accumulated Other Comprehensive Loss ("AOCL")	113,792	33,361	75,100
Tax Law and Change in Accounting Principle	132,779	132,797	—
Adjusted Book Value for 2017 Equity Awards	$3,908,741	$3,349,765	$2,623,942

Shares Outstanding	355,371	370,567	340,663
Common Stock Repurchases	15,982	—	—
Adjusted Shares Outstanding	371,353	370,567	340,663

Reconciliation of Book Value per Share to Adjusted Book Value per Share for 2016 Equity Awards

(In thousands, except per share amounts)	2018	2017	2016	2015
Shareholders' Equity (Book Value)	$3,581,891	$3,154,526	$2,548,842	$2,236,140
Divided by Shares Outstanding	355,371	370,567	340,663	339,657
Book Value per Share	$10.08	$8.51	$7.48	$6.58

Adjusted Book Value for 2016 Equity Awards (from below)	$3,507,155	$3,120,776	$2,623,942	$2,297,020
Divided by Adjusted Shares Outstanding (from below)	326,248	341,444	340,663	339,657
Adjusted Book Value per Share for 2016 Equity Awards	$10.75	$9.14	$7.70	$6.76

Shareholders' Equity (Book Value)	$3,581,891	$3,154,526	$2,548,842	$2,236,140
Change in Tax Rate	(121,399)	—	—	—
Conversion of Convertible Debt	(199,908)	(199,908)	—	—
Accumulated Other Comprehensive Loss ("AOCL")	113,792	33,361	75,100	60,880
Tax Law and Change in Accounting Principle	132,779	132,797	—	—
Adjusted Book Value for 2016 Equity Awards	$3,507,155	$3,120,776	$2,623,942	$2,297,020

Shares Outstanding	355,371	370,567	340,663	339,657
Conversion of Convertible Debt	(29,123)	(29,123)	—	—
Adjusted Shares Outstanding	326,248	341,444	340,663	339,657

Appendix B - 4

ANNUAL MEETING OF SHAREHOLDERS OF

MGIC INVESTMENT CORPORATION

April 24, 2019

VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EDT the day before the meeting.

Vote by phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and 2018 annual report are available at https://mtg.mgic.com/financial-information/annual-reports

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21233000000000001000 4 042419

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ (1) Daniel A. Arrigoni
- ○ (2) Cassandra C. Carr
- ○ (3) C. Edward Chaplin
- ○ (4) Curt S. Culver
- ○ (5) Timothy A. Holt
- ○ (6) Kenneth M. Jastrow, II
- ○ (7) Jodeen A. Kozlak
- ○ (8) Michael E. Lehman
- ○ (9) Melissa B. Lora
- ○ (10) Gary A. Poliner
- ○ (11) Patrick Sinks
- ○ (12) Mark M. Zandi

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MGIC INVESTMENT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2019
4:00 p.m. Central Time

MGIC Investment Corporation
270 East Kilbourn Avenue
Milwaukee, WI 53202

1

MGIC

Proxy for Annual Meeting of Shareholders
April 24, 2019

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2019.

By signing on the reverse side, I hereby appoint PATRICK SINKS AND TIMOTHY J. MATTKE, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held at MGIC Investment Corporation, 270 East Kilbourn Avenue, Milwaukee, Wisconsin, on Wednesday, April 24, 2019, at 4:00 p.m. Central Time, and at any adjournment, and in the discretion of the proxies on any other business properly brought before the meeting.

I acknowledge that I have received MGIC's Notice of Annual Meeting, Proxy Statement and 2018 Annual Report.

Notice to Participants in MGIC's Profit Sharing and Savings Plan: As a participant in the MGIC Profit Sharing and Savings Plan (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If your voting instructions are received by the Plan Trustee at least three business days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with your voting choices. The Plan Trustee may or may not vote the shares for you if your instructions are not received at least three business days before the Annual Meeting date.

(Continued and to be SIGNED on the other side)

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